Filed Pursuant to Rule 424(b)(3)
Registration No. 333-224102
333-224102-01
333-224102-02

Prospectus

Teva Pharmaceutical Finance Netherlands III B.V.

Exchange Offer for 6.000% Senior Notes due 2024 and 6.750% Senior Notes due 2028

Teva Pharmaceutical Finance Netherlands II B.V.

Exchange Offer for 3.250% Senior Notes due 2022 and 4.500% Senior Notes due 2025

Offering Price: 100%

Teva Pharmaceutical Finance Netherlands III B.V. (“Teva Finance III”) is offering, upon the terms and subject to the conditions set forth in this prospectus and the accompanying letter of transmittal, to exchange (i) an aggregate principal amount of up to $1,125,000,000 of Teva Finance III’s 6.000% Senior Notes due 2024 (CUSIP: 88167A AL5; ISIN: US88167AAL52) (which we refer to as the “2024 Exchange Dollar Notes”) for an equal principal amount of Teva Finance III’s outstanding 6.000% Senior Notes due 2024 (CUSIP: 88167A AH4/N8540W AA2; ISIN: US88167AAH41/USN8540WAA29) (which we refer to as the “2024 Original Dollar Notes”), and (ii) an aggregate principal amount of up to $1,125,000,000 of Teva Finance III’s 6.750% Senior Notes due 2028 (CUSIP: 88167A AK7; ISIN: US88167AAK79) (which we refer to as the “2028 Exchange Dollar Notes” and, together with the 2024 Exchange Dollar Notes, the “Exchange Dollar Notes”) for an equal principal amount of Teva Finance III’s 6.750% Senior Notes due 2028 (CUSIP: 88167A AJ0/N8540W AB0; ISIN: US88167AAJ07; USN8540WAB02) (which we refer to as the “2028 Original Dollar Notes” and, together with the 2024 Original Dollar Notes, the “Original Dollar Notes”).

Teva Pharmaceutical Finance Netherlands II B.V. (“Teva Finance II” and, together with Teva Finance III, the “Issuers”) is offering, upon the terms and subject to the conditions set forth in this prospectus and the accompanying letter of transmittal, to exchange (i) an aggregate principal amount of up to €700,000,000 of Teva Finance II’s 3.250% Senior Notes due 2022 (Common code: 181290382; ISIN: XS1812903828) (which we refer to as the “2022 Exchange Euro Notes”) for an equal principal amount of Teva Finance II’s outstanding 3.250% Senior Notes due 2022 (Common code: 178974726/178974513; ISIN: XS1789747265/XS1789745137) (which we refer to as the “2022 Original Euro Notes”), and (ii) an aggregate principal amount of up to €900,000,000 of Teva Finance II’s 4.500% Senior Notes due 2025 (Common code: 180831924; ISIN: XS1808319245) (which we refer to as the “2025 Exchange Euro Notes” and, together with the 2022 Exchange Euro Notes, the “Exchange Euro Notes” and, together with the Exchange Dollar Notes, the “Exchange Notes”) for an equal principal amount of Teva Finance II’s 4.500% Senior Notes due 2025 (Common code: 178945947/178945602; ISIN: XS1789459473/XS1789456024) (which we refer to as the “2025 Original Euro Notes” and, together with the 2022 Original Euro Notes, the “Original Euro Notes” and, together with the Original Dollar Notes, the “Original Notes”).

Terms of the Exchange Offer

Expires 11:59 p.m., New York City time May 17, 2018, unless extended.

You may withdraw tendered outstanding Original Notes any time before the expiration or termination of the exchange offer.

Not subject to any condition other than that the exchange offer does not violate applicable law or any interpretation of the staff of the Securities and Exchange Commission (the “SEC”).

We can amend or terminate the exchange offer.

We will not receive any proceeds from the exchange offer.

The exchange of Original Notes for the Exchange Notes should not be a taxable exchange for United States federal income tax purposes. See “Certain Tax Considerations—Certain United States Federal Income Tax Considerations.” For a discussion of certain Dutch and Israeli tax considerations, see “Certain Tax Considerations—Certain Dutch Tax Considerations” and “Certain Tax Considerations—Certain Israeli Tax Considerations,” respectively.

Terms of the Exchange Notes

The Exchange Notes will be unsecured senior obligations of Teva Finance II or Teva Finance III, as applicable, which are indirect subsidiaries of Teva Pharmaceutical Industries Limited (“Teva”), and the guarantees will be unsecured senior obligations of Teva.

The 2024 Exchange Dollar Notes will mature on April 15, 2024 and the 2028 Exchange Dollar Notes will mature on March 1, 2028. The 2022 Exchange Euro Notes will mature on April 15, 2022 and the 2025 Exchange Euro Notes will mature on March 1, 2025.

The 2024 Exchange Dollar Notes will accrue interest at a rate per annum equal to 6.000% and will be payable semi-annually on each April 15 and October 15, beginning on October 15, 2018.

The 2028 Exchange Dollar Notes will accrue interest at a rate per annum equal to 6.750% and will be payable semi-annually on each March 1 and September 1, beginning on September 1, 2018.

The 2022 Exchange Euro Notes will accrue interest at a rate per annum equal to 3.250% and will be payable semi-annually on each April 15 and October 15, beginning on October 15, 2018.

The 2025 Exchange Euro Notes will accrue interest at a rate per annum equal to 4.500% and will be payable semi-annually on each March 1 and September 1, beginning on September 1, 2018.

We may redeem the Exchange Notes in whole or in part from time to time. See “Description of the Exchange Dollar Notes” and “Description of the Exchange Euro Notes.”

The terms of the Exchange Notes are substantially identical to those of the outstanding Original Notes, except the transfer restrictions, registration rights and additional interest provisions relating to the Original Notes do not apply to the Exchange Notes.

For a discussion of the specific risks that you should consider before tendering your outstanding Original Notes in the exchange offer, see “Risk Factors” beginning on page 13 of this prospectus.

We intend to apply to the Irish Stock Exchange plc (the “Irish Stock Exchange”) for the Exchange Euro Notes to be admitted to the Official List and traded on the Global Exchange Market, which is the exchange regulated market of the Irish Stock Exchange. We do not intend to list the Exchange Dollar Notes on any securities exchange or automated quotation system.

Each broker-dealer that receives Exchange Notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. By so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act of 1933, as amended (the “Securities Act”). A broker dealer who acquired Original Notes as a result of market making or other trading activities may use this prospectus, as supplemented or amended from time to time, in connection with any resales of the Exchange Notes. We have agreed that, for a period of up to 180 days after the closing of the exchange offer, we will make this prospectus available for use in connection with any such resale. See “Plan of Distribution.”

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities offered hereby or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is April 19, 2018.

You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy securities other than those specifically offered hereby or an offer to sell any securities offered hereby in any jurisdiction where, or to any person whom, it is unlawful to make such offer or solicitation. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or issuing the Exchange Notes.

The exchange offer is not being made to, nor will we accept surrenders for exchange from, holders of Original Notes in any jurisdiction in which the exchange offer or the acceptance thereof would not be in compliance with the securities or blue sky laws of such jurisdiction.

We have filed with the SEC a registration statement on Form S-4 with respect to the Exchange Notes. This prospectus, which forms part of the registration statement, does not contain all the information included in the registration statement, including its exhibits and schedules. For further information about us and the Exchange Notes, you should refer to the registration statement and its exhibits and schedules. Statements we make in this prospectus about certain contracts or other documents are not necessarily complete. When we make such statements, we refer you to the copies of the contracts or documents that are filed as exhibits to the registration statement, because those statements are qualified in all respects by reference to those exhibits. The registration statement, including the exhibits and schedules, is available at the SEC’s website at www.sec.gov.

This prospectus incorporates important business and financial information about us that is not included in or delivered with this document. This information is available to you at no cost, upon your request. You can request this information by writing or telephoning us at the following address:: Investor Relations, 5 Basel Street P.O. Box 3190, Petach Tikva, 4951033 Israel, telephone number +972-3-926-7267.

In order to ensure timely delivery, you must request the information no later than five business days before the expiration of the relevant exchange offer.

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WHERE YOU CAN FIND MORE INFORMATION

Information that Teva files with or furnishes to the SEC after the date of this prospectus, and that is incorporated by reference herein, will automatically update and supersede the information in this prospectus. You should review the SEC filings and reports that we incorporate by reference to determine if any of the statements in this prospectus or in any documents previously incorporated by reference have been modified or superseded. We file annual and quarterly reports and other information with the SEC. You may read and copy such material at the public reference facilities maintained by the SEC at 100 F Street, N.E., Room 1580, Washington, D.C. 20549, as well as at the SEC’s regional offices. You may also obtain copies of such material from the SEC at prescribed rates by wiring to the Public Reference Section of the SEC, 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms.

The SEC maintains an Internet website at http://www.sec.gov that contains reports, proxy, information statements and other material that are filed through the SEC’s Electronic Data Gathering, Analysis and Retrieval (“EDGAR”) system and filed electronically with the SEC. We began filing through the EDGAR system on October 31, 2002.

Our American Depositary Shares are quoted on the New York Stock Exchange under the symbol “TEVA.” You may inspect certain reports and other information concerning us at the offices of the Financial Industry Regulatory Authority, 1735 K Street, N.W., Washington, D.C. 20006.

Information about us is also available on our website at http://www.tevapharm.com. Such information on our website is not part of this prospectus.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

This prospectus incorporates by reference important business and financial information about our company that is not included in or delivered with this document. The information incorporated by reference is considered to be part of this prospectus, and later information that we file with the SEC will automatically update and supersede this information. Any statement contained in this prospectus or in any document incorporated or deemed to be incorporated by reference into this prospectus that is modified or superseded by subsequently filed materials shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus. We incorporate by reference the documents set forth below that we have previously filed with the SEC, including all exhibits thereto, and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) from now until the termination of the exchange offer:

•	Teva’s Annual Report on Form 10-K for the year ended December 31, 2017, filed with the SEC on February 12, 2018;

•	Teva’s Current Reports on Form 8-K filed with the SEC on February 1, 2018 (with respect to Item 1.01 and Item 9.01 only) and March 14, 2018; and

•	all documents filed by Teva pursuant to Sections 13(a), 13(c) 14 or 15(d) of the Exchange Act subsequent to the date of this prospectus until the date of the termination of the offering of securities made under this prospectus (other than current reports furnished under Item 2.02 or Item 7.01 of Form 8-K).

You can obtain any of the documents incorporated by reference into this prospectus from the SEC’s web site at the address described above. You may also request a copy of these filings, at no cost, by writing or telephoning to the address and telephone set forth below. We will provide, without charge, upon written or oral request, copies of any or all of the documents incorporated by reference into this prospectus (excluding exhibits to such documents unless such exhibits are specifically incorporated by reference therein).

You should direct requests for documents to:

Teva Pharmaceutical Industries Limited

Investor Relations

5 Basel Street

P.O. Box 3190

Petach Tikva 4951033 Israel

+972-3-926-7267

FORWARD-LOOKING STATEMENTS

The disclosure and analysis in the prospectus contains “forward-looking statements,” including statements that are predictive in nature, or that depend upon or refer to future events or conditions, contain or incorporate by reference certain forward-looking statements. Forward-looking statements describe our current expectations or forecasts of future events. You can identify these forward-looking statements by the use of words such as “should,” “expect,” “anticipate,” “estimate,” “target,” “may,” “project,” “guidance,” “intend,” “plan,” “believe” and other words and terms of similar meaning and expression in connection with any discussion of future operating or financial performance. Important factors that could cause or contribute to differences between actual outcomes or results and those which are indicated in these statements include risks relating to:

•	our generics medicines business, including: that we are substantially more dependent on this business, with its significant attendant risks, following our acquisition of Allergan’s worldwide generic pharmaceuticals business; consolidation of our customer base and commercial alliances among our customers; the increase in the number of competitors targeting generic opportunities and seeking U.S. market exclusivity for generic versions of significant products; price erosion relating to our generic products, both from competing products and increased regulation; delays in launches of new generic products; our ability to take advantage of high-value biosimilar opportunities; efforts of pharmaceutical companies to limit the use of generics including through legislation and regulations; the difficulty and expense of obtaining licenses to proprietary technologies; returns, allowances and chargebacks; and investigations of the calculation of wholesale prices;

•	our specialty medicines business, including: competition for our specialty products, especially COPAXONE®, our leading medicine, which faces competition from existing and potential additional generic versions and orally-administered alternatives; our ability to achieve expected results from investments in our product pipeline; competition from companies with greater resources and capabilities; and the effectiveness of our patents and other measures to protect our intellectual property rights;

•	our substantially increased indebtedness and significantly decreased cash on hand, which may limit our ability to incur additional indebtedness, engage in additional transactions or make new investments, and may result in a further downgrade of our credit ratings; and our inability to raise debt or borrow funds in amounts or on terms that are favorable to us;

•	our business and operations in general, including: failure to effectively execute the recently announced restructuring plan; uncertainties related to, and failure to achieve, the potential benefits and success of our new senior management team and organizational structure; harm to our pipeline of future products due to the expected review of our Research & Development programs; our ability to develop and commercialize additional pharmaceutical products; potential additional adverse consequences following our resolution with the U.S. government of our Foreign Corrupt Practice Act investigation; compliance with sanctions and other trade control laws; manufacturing or quality control problems, which may damage our reputation for quality production and require costly remediation; interruptions in our supply chain; disruptions of our or third party information technology systems or breaches of our data security; the failure to recruit or retain key personnel; variations in intellectual property laws that may adversely affect our ability to manufacture our products; challenges associated with conducting business globally, including adverse effects of political or economic instability, major hostilities or terrorism; significant sales to a limited number of customers in our U.S. market; our ability to successfully bid for suitable acquisition targets or licensing opportunities, or to consummate and integrate acquisitions; and our prospects and opportunities for growth if we sell assets;

•

compliance, regulatory and litigation matters, including: costs and delays resulting from the extensive governmental regulation to which we are subject; the effects of reforms in healthcare regulation and reductions in pharmaceutical pricing, reimbursement and coverage; governmental investigations into Selling and Marketing practices; potential liability for patent infringement; product liability claims;

increased government scrutiny of our patent settlement agreements; failure to comply with complex Medicare and Medicaid reporting and payment obligations; and environmental risks; and

•	other financial and economic risks, including: our exposure to currency fluctuations and restrictions as well as credit risks; potential impairments of our intangible assets; potential significant increases in tax liabilities; and the effect on our overall effective tax rate of the termination or expiration of governmental programs or tax benefits, or of a change in our business.

Forward-looking statements speak only as of the date on which they are made, and we undertake no obligation to update any forward-looking statements or other information contained in this prospectus, whether as a result of new information, future events or otherwise. You are advised, however, to consult any additional disclosures we make in our Annual Reports on Form 10-K, and our subsequently filed Quarterly Reports on Form 10-Q and Current Reports on Form 8-K that are filed with the SEC. See “Risk Factors.” Other factors besides those listed here could also adversely affect us.

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PROSPECTUS SUMMARY

This summary highlights selected information from this prospectus or incorporated by reference and is therefore qualified in its entirety by the more detailed information appearing elsewhere, or incorporated by reference, in this prospectus. It may not contain all the information that is important to you. We urge you to read carefully this entire prospectus and the other documents to which it refers to understand fully the terms of the Exchange Notes.

Unless otherwise indicated or the context requires otherwise, the following defined terms apply: References in this prospectus to “Company,” “we,” “us,” “our” or “Teva” refer to Teva Pharmaceutical Industries Limited and its subsidiaries. All references to “Teva Finance II” refer to Teva Pharmaceutical Finance Netherlands II B.V., an indirect subsidiary of Teva. All references to “Teva Finance III” refer to Teva Pharmaceutical Finance Netherlands III B.V., an indirect subsidiary of Teva. All references to the “Issuers” refer to Teva Finance II and Teva Finance III.

The Company

We are a global pharmaceutical company, committed to increasing access to high-quality healthcare to patients around the world. We operate worldwide, with headquarters in Israel and a significant presence in the United States, Europe and many other markets around the world. Our key strengths include our world-leading generic medicines expertise and portfolio, focused specialty medicines portfolio and global infrastructure and scale.

In November 2017, we announced a new organizational structure and leadership changes to enable strategic alignment across our portfolios, regions and functions. Under this new structure, our business will be integrated into one commercial organization, operating through three regions – North America, Europe and Growth Markets. Each region will manage our entire product portfolio, including generics, specialty and over-the-counter (“OTC”). We believe that the new structure will enable stronger alignment and integration between Research & Development, operations and commercial regions, allowing us to become a more agile, lean and profitable company. Prior to the implementation of our new organizational structure, we operated our business and reported our financial results in two segments:

•	Generic Medicines, which includes chemical and therapeutic equivalents of originator medicines in a variety of dosage forms, such as tablets, capsules, injectables, inhalants, liquids, ointments and creams. This segment includes our OTC business, a significant part of which is conducted through PGT Healthcare LLP, our consumer healthcare joint venture with The Procter & Gamble Company, as well as our world-leading active pharmaceutical ingredient manufacturing business. We are the leading generic drug company in the United States and Europe, and we have a significant presence in certain “rest of the world” markets.

•	Specialty Medicines, which includes our core therapeutic areas of central nervous system medicines such as COPAXONE® and AUSTEDO® and respiratory medicines such as ProAir® and QVAR®. Our specialty medicines segment also includes other products, such as BENDEKA® and GRANIX® in oncology.

In addition to these two segments, we have other activities, primarily sales of third-party products for which we act as distributor in the United States and in other countries.

Teva was incorporated in Israel on February 13, 1944, and is the successor to a number of Israeli corporations, the oldest of which was established in 1901. Our principal executive offices are located at 5 Basel

Street, P.O. Box 3190, Petach Tikva 4951033, Israel, and our telephone number is +972-3-926-7267. Information about us is also available on our website at http://www.tevapharm.com. Such information on our website is not part of this prospectus.

Teva Finance II

Teva Finance II is a Dutch private limited liability company that was formed on October 16, 2013. Its address is Piet Heinkade 107, 1019 GM Amsterdam, Netherlands, telephone number +31 (0)20-2193000.

Teva Finance III

Teva Finance III is a Dutch private limited liability company that was formed on September 21, 2015. Its address is Piet Heinkade 107, 1019 GM Amsterdam, Netherlands, telephone number +31 (0)20-2193000.

Organizational Structure

The following diagram illustrates our simplified corporate structure:

(1)	Issuer of 0.25% Convertible Senior Debentures due 2026 and 6.150% Senior Notes due 2036.
(2)	Guarantor of the Exchange Notes, 0.25% Convertible Senior Debentures due 2026, 6.150% Senior Notes due 2036, 2.950% Senior Notes due 2022, 3.650% Senior Notes due 2021, 2.250% Senior Notes due 2020, 3.650% Senior Notes due 2021, 1.5% Notes due 2018, 1.250% Senior Notes due 2023, 1.875% Senior Notes due 2027, 0.375% Senior Notes due 2020, 1.125% Senior Notes due 2024, 1.625% Senior Notes due 2028, 1.700% Senior Notes due 2019, 2.200% Senior Notes due 2021, 2.800% Senior Notes due 2023, 3.150% Senior Notes due 2026, 4.100% Senior Notes due 2046, 0.125% Notes due 2018, 0.500% Notes due 2022 and 1.000% Notes due 2025.

Borrower under the Senior Unsecured Revolving Credit Agreement, dated as of November 16, 2015.

(3)	Issuer of 2.950% Senior Notes due 2022 and 3.650% Senior Notes due 2021.
(4)	Issuer of 2.250% Senior Notes due 2020.

(5)	Issuer of 3.650% Senior Notes due 2021.
(6)	Issuer of 1.5% Notes due 2018.
(7)	Issuer of the Exchange Euro Notes, 1.250% Senior Notes due 2023, 1.875% Senior Notes due 2027, 0.375% Senior Notes due 2020, 1.125% Senior Notes due 2024 and 1.625% Senior Notes due 2028.
(8)	Issuer of the Exchange Dollar Notes, 1.700% Senior Notes due 2019, 2.200% Senior Notes due 2021, 2.800% Senior Notes due 2023, 3.150% Senior Notes due 2026, 4.100% Senior Notes due 2046;

Borrower under the Senior Unsecured Revolving Credit Agreement, dated as of November 16, 2015.

(9)	Issuer of 0.125% Notes due 2018, 0.500% Notes due 2022 and 1.000% Notes due 2025.
(10)	Borrower under the Senior Unsecured Revolving Credit Agreement, dated as of November 16, 2015.
(11)	Borrower under the Senior Unsecured Revolving Credit Agreement, dated as of November 16, 2015.
(12)	Borrower under the Senior Unsecured Revolving Credit Agreement, dated as of November 16, 2015.
(13)	Borrower under the Senior Unsecured Revolving Credit Agreement, dated as of November 16, 2015.

The Exchange Offer

The following is a brief summary of the terms of the exchange offers. For a more complete description of the exchange offer, see “Exchange Offer.”

Original Notes	$1,250,000,000 aggregate principal amount of the 6.000% Senior Notes due 2024.

$1,250,000,000 aggregate principal amount of the 6.750% Senior Notes due 2028.

€700,000,000 aggregate principal amount of the 3.250% Senior Notes due 2022.

€900,000,000 aggregate principal amount of the 4.500% Senior Notes due 2025.

Exchange Notes	$1,250,000,000 in aggregate principal amount of 6.000% Senior Notes due 2024, the issuance of which will be registered under the Securities Act.

$1,250,000,000 in aggregate principal amount of 6.750% Senior Notes due 2028, the issuance of which will be registered under the Securities Act.

€700,000,000 in aggregate principal amount of 3.250% Senior Notes due 2022, the issuance of which will be registered under the Securities Act.

€900,000,000 in aggregate principal amount of 4.500% Senior Notes due 2025, the issuance of which will be registered under the Securities Act.

Exchange Offer	The Issuers are offering to exchange the Original Notes for a like principal amount at maturity of the Exchange Notes. The Original Dollar Notes may be exchanged only in minimum denominations of $200,000 and any integral multiple of $1,000 in excess thereof. The Original Euro Notes may be exchanged only in minimum denominations of €100,000 and any integral multiple of €1,000 in excess thereof. The exchange offer is being made pursuant to registration rights agreements that the Issuers entered into with the initial purchasers (the “Registration Rights Agreements”), which grant the initial purchasers and any subsequent holders of the Original Notes certain exchange and registration rights. This exchange offer is intended to satisfy those exchange and registration rights with respect to the Original Notes. After the exchange offer is complete, holders of Original Notes will no longer be entitled to any exchange or registration rights with respect to their Original Notes.

Resale of Exchange Notes	We believe that you can offer for resale, resell and otherwise transfer the Exchange Notes without complying with the registration and prospectus delivery requirements of the Securities Act so long as:

•	you acquire the Exchange Notes in the ordinary course of business;

•	you are not participating, do not intend to participate, and have no arrangement or understanding with any person to participate, in the distribution of the Exchange Notes;

•	you are not an affiliate of Teva; and

•	you are not a broker-dealer.

Expiration Date; Withdrawal of Tender	The exchange offer will expire 11:59 p.m., New York City time, on May 17, 2018, or a later time if the Issuers choose to extend this exchange offer in their sole and absolute discretion. Holders of Original Notes may withdraw their tender of Original Notes at any time prior to the expiration date. All outstanding Original Notes that are validly tendered and not validly withdrawn will be exchanged. Any Original Notes not accepted for exchange for any reason will be returned at the Issuers’ expense as promptly as possible after the expiration or termination of the exchange offer.

Accrued Interest on the Exchange Notes and the Original Notes	The Exchange Notes will bear interest from March 14, 2018 or from the most recent interest payment date to which interest has been paid on the applicable Original Notes. Holders of Original Notes that are accepted for exchange will be deemed to have waived the right to receive any payment in respect of interest on such Original Notes accrued to the date of issuance of the Exchange Notes.

Conditions on the Exchange Offer	The Issuers’ obligation to accept for exchange, or to issue the Exchange Notes in exchange for, any Original Notes is subject to certain customary conditions, including the Issuers’ determination that the exchange offer does not violate any law, statute, rule, regulation or interpretation by the Staff of the SEC or any regulatory authority or other foreign, federal, state or local government agency or court of competent jurisdiction, some of which the Issuers may waive. We currently expect that each of the conditions will be satisfied and that no waivers will be necessary. See “Exchange Offer—Conditions on the Exchange Offer.”

Procedures for Tendering Original Notes held in the Form of Book-Entry Interests	The Original Dollar Notes were issued as global securities and following issuance are held by The Bank of New York Mellon as custodian for The Depository Trust Company (“DTC”). The global securities represent 100% of the uncertificated beneficial interests in Original Dollar Notes, at DTC.

Beneficial interests in the outstanding Original Dollar Notes, which are held by direct or indirect participants in DTC, are shown on, and transfers of the Original Dollar Notes can only be made through, records maintained in book-entry form by DTC.

The Original Euro Notes were issued as global securities and are held in book-entry form through Euroclear Bank SA/NV (“Euroclear”) and Clearstream Banking, société anonyme (“Clearstream”).

Holders may tender outstanding Original Notes by instructing their broker or bank to tender them on the holder’s behalf. In some cases a holder may be asked to submit the letter of transmittal that may accompany this prospectus. By tendering Original Notes a holder will be deemed to have acknowledged and agreed to be bound by the terms set forth under “Exchange Offer.” Outstanding Original Dollar Notes must be tendered in minimum denominations of $200,000 and any integral multiple of $1,000 in excess thereof and outstanding Original Euro Notes must be tendered in minimum denominations of €100,000 and any integral multiple of €1,000 in excess thereof.

Holders of Original Dollar Notes through DTC: If you wish to exchange your Original Dollar Notes and either you or your registered holder hold your Original Dollar Notes in book-entry form directly through DTC, you must submit an instruction and follow the procedures for book-entry transfer as provided under “The Exchange Offer—Book-Entry Transfer.”

Holders of Original Euro Notes through Euroclear and Clearstream: If you wish to exchange your Original Euro Notes and either you or your registered holder hold your Original Euro Notes in book-entry form directly through Euroclear or Clearstream, you should be aware that pursuant to their internal guidelines, Euroclear and Clearstream will automatically exchange your Original Euro Notes for Exchange Notes. If you do not wish to participate in the exchange offer, you must instruct Euroclear or Clearstream, as the case may be, to “Take No Action”; otherwise your Original Euro Notes will automatically be tendered in the exchange offer, and you will be deemed to have agreed to be bound by the terms of the letter of transmittal.

In order for a tender to be considered valid, the exchange agent must receive a confirmation of book-entry transfer of the outstanding Original Notes into the exchange agent’s account at DTC (in the case of the Original Dollar Notes) or Euroclear or Clearstream (in the case of the Original Euro Notes), under the procedure described in this prospectus under the heading “Exchange Offer,” on or before 11:59 p.m., New York City time, on the expiration date of the exchange offer.

Certain Tax Considerations	The exchange offer should not result in any income, gain or loss to the holders of Original Notes or to us for United States federal income tax purposes. See “Certain Tax Considerations—Certain United States Federal Income Tax Considerations.” For a discussion of certain Dutch and Israeli tax considerations, see “Certain Tax Considerations—Certain Dutch Tax Considerations” and “Certain Tax Considerations—Certain Israeli Tax Considerations,” respectively.

Use of Proceeds	We will not receive any proceeds from the issuance of the Exchange Notes in the exchange offer.

Exchange Agent	The Bank of New York Mellon is serving as the exchange agent for the exchange offer with respect to the Original Dollar Notes.

The Bank of New York Mellon, London Branch, is serving as the exchange agent for the exchange offer for the Original Euro Notes.

Consequences of Not Exchanging Original Notes

If a holder does not exchange their Original Notes in the exchange offer, the Original Notes will continue to be subject to the restrictions on transfer currently applicable to the Original Notes. In general, a holder of Original Notes may offer or sell Original Notes only:

•	if they are registered under the Securities Act and applicable state securities laws;

•	if they are offered or sold under an exemption from registration under the Securities Act and applicable state securities laws; or

•	if they are offered or sold in a transaction not subject to the Securities Act and applicable state securities laws.

We do not currently intend to register the Original Notes under the Securities Act. Under some circumstances, however, holders of the Original Notes, including holders who are not permitted to participate in the exchange offer or who may not freely resell Exchange Notes received in the exchange offer, may require the Issuers to file, and to cause to become effective, a shelf registration statement covering resales of Original Notes by these holders. For more information regarding the consequences of not tendering Original Notes and the Issuers’ obligation to file a shelf registration statement, see “Exchange Offer—Consequences of Failure to Exchange” and “Exchange Offer—Shelf Registration.”

Terms of the Exchange Notes

Issuers	For the Exchange Dollar Notes, Teva Pharmaceutical Finance Netherlands III B.V., which is an indirect, wholly owned subsidiary of Teva and has no assets or operations other than in connection with this offering and prior debt offerings.

For the Exchange Euro Notes, Teva Pharmaceutical Finance Netherlands II B.V., which is an indirect, wholly owned subsidiary of Teva and has no assets or operations other than in connection with this offering and prior debt offerings.

Notes Offered	$1,250,000,000 aggregate principal amount of the 6.000% Senior Notes due 2024.

$1,250,000,000 aggregate principal amount of the 6.750% Senior Notes due 2028.

€700,000,000 aggregate principal amount of the 3.250% Senior Notes due 2022.

€900,000,000 aggregate principal amount of the 4.500% Senior Notes due 2025.

Maturity Date	The 2024 Exchange Dollar Notes will mature on April 15, 2024.

The 2028 Exchange Dollar Notes will mature on March 1, 2028.

The 2022 Exchange Euro Notes will mature on April 15, 2022.

The 2025 Exchange Euro Notes will mature on March 1, 2025.

Interest	Interest on the 2024 Exchange Dollar Notes will accrue at a rate of 6.000% per annum. Interest on the 2024 Exchange Dollar Notes will be payable semi-annually in cash in arrears on April 15 and October 15 of each year, commencing October 15, 2018.

Interest on the 2028 Exchange Dollar Notes will accrue at a rate of 6.750% per annum. Interest on the 2028 Exchange Dollar Notes will be payable semi-annually in cash in arrears on March 1 and September 1 of each year, commencing September 1, 2018.

Interest on the 2022 Exchange Euro Notes will accrue at a rate of 3.250% per annum. Interest on the 2022 Exchange Euro Notes will be payable semi-annually in cash in arrears on April 15 and October 15 of each year, commencing October 15, 2018.

Interest on the 2025 Exchange Euro Notes will accrue at a rate of 4.500% per annum. Interest on the 2025 Exchange Euro Notes will be payable semi-annually in cash in arrears on March 1 and September 1 of each year, commencing September 1, 2018.

Guarantees

Teva will irrevocably and unconditionally guarantee the punctual payment when due of the principal and interest, whether at maturity, upon redemption, by acceleration or otherwise (including any additional amounts in respect of taxes as described in “Description of the Exchange Dollar Notes—Additional Tax Amounts” and

“Description of the Exchange Euro Notes—Additional Tax Amounts”), on the Exchange Notes of each series.

Ranking	As indebtedness of Teva, the guarantees will rank:

•	senior to the rights of creditors under any debt expressly subordinated to the guarantees;

•	equally with other unsecured debt of Teva from time to time outstanding other than any that is subordinated to the guarantees;

•	effectively junior to Teva’s secured indebtedness up to the value of the collateral securing that indebtedness; and

•	effectively junior to the indebtedness and other liabilities of Teva’s subsidiaries.

Optional Redemption	Teva Finance III may redeem the Exchange Dollar Notes of any series, in whole or in part, at any time or from time to time, upon at least 20 days’, but not more than 60 days’, prior notice. This redemption notice and the redemption may, at Teva Finance III’s discretion, be subject to one or more conditions precedent. The notes of each series will be redeemable at a redemption price equal to the greater of (1) 100% of the principal amount of the series of notes to be redeemed and (2) the sum of the present values of the Remaining Scheduled Payments (as defined under “Description of the Exchange Dollar Notes—Optional Redemption by the Issuer”) on the series of notes being redeemed discounted, on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months), at a rate equal to the sum of the Treasury Rate (as defined in “Description of the Exchange Dollar Notes—Optional Redemption by the Issuer”) plus 50 basis points, in the case of the 2024 Exchange Dollar Notes, and 50 basis points, in the case of the 2028 Exchange Dollar Notes, plus in each case accrued and unpaid interest thereon, if any, to, but not including, the redemption date.

If we elect to redeem the 2024 Exchange Dollar Notes at any time on or after January 15, 2024 (three months prior to the maturity date of the 2024 Exchange Dollar Notes) or the 2028 Exchange Dollar Notes at any time on or after December 1, 2027 (three months prior to the maturity date of the 2028 Exchange Dollar Notes), we may redeem the 2024 Exchange Dollar Notes and the 2028 Exchange Dollar Notes, in whole or in part, in each case upon at least 20 days’, but not more than 60 days’, prior notice at a redemption price equal to 100% of the principal amount of the notes then outstanding to be redeemed plus accrued and unpaid interest thereon, if any, to, but not including, the redemption date. See “Description of the Exchange Dollar Notes—Optional Redemption.”

Teva Finance II may redeem the Exchange Euro Notes of any series, in whole or in part, at any time or from time to time, upon at least 20 days’, but not more than 60 days’, prior notice. This redemption notice and the redemption may, at Teva Finance II’s discretion, be subject to one or more conditions precedent. The Exchange Euro

Notes of each series will be redeemable at a redemption price equal to the greater of (1) 100% of the principal amount of the series of notes to be redeemed and (2) the sum of the present values of the Remaining Scheduled Payments (as defined in “Description of the Exchange Euro Notes—Optional Redemption by the Issuer”) on the series of notes being redeemed discounted, on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months), at the applicable Reinvestment Rate (as defined in “Description of the Exchange Euro Notes —Optional Redemption by the Issuer”), plus in each case accrued and unpaid interest thereon, if any, to, but not including, the redemption date.

If we elect to redeem the 2022 Exchange Euro Notes at any time on or after January 15, 2022 (three months prior to the maturity date of the 2022 Exchange Euro Notes) or the 2025 Exchange Euro Notes at any time on or after December 1, 2024 (three months prior to the maturity date of the 2025 Exchange Euro Notes), we may redeem the 2022 Exchange Euro Notes and the 2025 Exchange Euro Notes, in whole or in part, in each case upon at least 20 days’, but not more than 60 days’, prior notice at a redemption price equal to 100% of the principal amount of the notes then outstanding to be redeemed plus accrued and unpaid interest thereon, if any, to, but not including, the redemption date. See “Description of the Exchange Euro Notes —Optional Redemption.”

Tax Redemption	Teva Finance III and Teva may redeem all (but not part) of the Exchange Dollar Notes at any time, upon at least 20 days’, but no more than 60 days’, prior notice, at a redemption price equal to 100% of the aggregate principal amount of such notes, plus accrued and unpaid interest, if any, to, but not including, the redemption date, if Teva Finance III or Teva would become obligated to pay certain additional amounts in respect of taxes as a result of certain changes in specified tax laws or certain other circumstances. See “Description of the Exchange Dollar Notes—Tax Redemption.”

Teva Finance II and Teva may redeem all (but not part) of the Exchange Euro Notes at any time, upon at least 20 days’, but no more than 60 days’, prior notice, at a redemption price equal to 100% of the aggregate principal amount of such notes, plus accrued and unpaid interest, if any, to, but not including, the redemption date, if Teva Finance II or Teva would become obligated to pay certain additional amounts in respect of taxes as a result of certain changes in specified tax laws or certain other circumstances. See “Description of the Exchange Euro Notes —Tax Redemption.”

No Prior Market

The Exchange Notes will be a new class of securities for which there is currently no market. Although each initial purchaser of the Original Dollar Notes has informed us that it intends to make a market in the Original Dollar Notes and each initial purchaser of the Original Euro Notes has informed us that it intends to make a market in the Original Euro Notes, the initial purchasers are not obligated to do so, and may discontinue market-making activities at any time without notice.

Accordingly, we cannot assure you that a liquid market for the Exchange Notes will develop or be maintained. We do not intend to list the Exchange Dollar Notes on any U.S. securities exchange. Application will be made to list the Exchange Euro Notes on the Official List of the Irish Stock Exchange and to admit the Exchange Euro Notes to trading on the Global Exchange Market. There are no assurances that the Exchange Euro Notes will be admitted to the Official List of the Irish Stock Exchange.

Use of Proceeds	We will not receive any proceeds from the issuance of the Exchange Notes pursuant to the exchange offer.

Risk Factors	You should consider carefully all of the information set forth in this prospectus and, in particular, you should evaluate the specific factors discussed in the section entitled “Risk Factors” before deciding to invest in the Exchange Notes.

RATIO OF EARNINGS TO FIXED CHARGES

Our ratio of earnings to fixed charges in accordance with the generally accepted accounting principles in the United States of America for each of the periods presented below was as follows:

	Year Ended December 31,
	2017		2016	2015	2014	2013
Ratio of earnings to fixed charges	(18.7	)(1)	2.5	9.3	11.8	4.7

(1)	The ratio of earnings to fixed charges was less than 1:1 for the fiscal year ended December 31, 2017. In order to achieve a ratio of earnings to fixed charges of 1:1, we would have had to generate an additional $18,380 million in pre-tax earnings in the fiscal year ended December 31, 2017.

The Issuers did not have any independent operations for the relevant periods.

RISK FACTORS

Risks Related to the Exchange Notes

There may not be liquid markets for the Exchange Notes, and you may not be able to sell your Exchange Notes at attractive prices or at all.

The Exchange Notes are new issues of securities for which there are currently no trading markets. Although one or more of the initial purchasers have advised us that they currently intend to make markets in the Original Notes, they are not obligated to do so and may discontinue their market-making activities at any time without notice. We do not intend to apply for listing of the Exchange Dollar Notes on any exchange or any automated quotation system. Although application will be made to the Irish Stock Exchange for the Exchange Euro Notes to be admitted to the Official List and to trading on the Global Exchange Market, an active market may not develop. If active markets for the Exchange Notes fails to develop or be sustained, the trading prices of the Exchange Notes could fall, and even if active trading markets were to develop, the Exchange Notes could trade at prices that may be lower than their respective initial offering prices. The trading prices of the Exchange Notes will depend on many factors, including:

•	prevailing interest rates and interest rate volatility;

•	the markets for similar securities;

•	our financial condition, results of operations and prospects;

•	the publication of earnings estimates or other research reports and speculation in the press or investment community;

•	the anticipated results of acquisitions and divestitures;

•	changes in our industry and competition; and

•	general market and economic conditions.

As a result, we cannot assure you that you will be able to sell the Exchange Notes at attractive prices or at all.

The Exchange Euro Notes may not become, or remain, listed on the Irish Stock Exchange.

Although Teva Finance II will, pursuant to the indenture governing the Exchange Euro Notes, agree to make an application to have the Exchange Euro Notes listed on the Irish Stock Exchange and admitted to trading on the Global Exchange Market thereof within a reasonable period after the issue date and to use its efforts to maintain such listing as long as the Exchange Euro Notes are outstanding, Teva Finance II cannot assure you that the Exchange Euro Notes will become, or remain, listed. If Teva Finance II cannot maintain the listing on the Irish Stock Exchange and the admission to trading on the Global Exchange Market thereof or it becomes unduly burdensome to make or maintain such listing, Teva Finance II may cease to make or maintain such listing on the Irish Stock Exchange, provided that it will use reasonable best efforts to obtain and maintain the listing of the Exchange Euro Notes on another securities exchange, although there can be no assurance that Teva Finance II will be able to do so. Although no assurance can be made as to the liquidity of the Exchange Euro Notes as a result of listing on the Irish Stock Exchange or another recognized listing exchange for comparable issuers in accordance with the indenture, failure to be approved for listing or the delisting of the Exchange Euro Notes from Irish Stock Exchange or another listing exchange in accordance with the indenture may have a material adverse effect on a holder’s ability to resell Exchange Euro Notes in the secondary market. We do not intend to apply for the Exchange Euro Notes to be listed on any U.S. securities exchange or to arrange for quotation on any automated dealer quotation system.

A downgrade, suspension or withdrawal of the rating assigned by a rating agency to the Exchange Notes, if any, could cause the liquidity or market values of the Exchange Notes to decline significantly.

We cannot assure you what ratings will be assigned to the Exchange Notes. In addition, we cannot assure you that any rating so assigned will remain for any given period of time or that the rating will not be lowered or withdrawn entirely by the rating agency if in that rating agency’s judgment future circumstances relating to the basis of the rating, such as adverse changes in our business, so warrant. A downgrade of Teva’s credit rating could negatively affect the liquidity or market values of the Exchange Notes.

We may be unable to refinance our indebtedness.

We may need to refinance all or a portion of our indebtedness, including the Exchange Notes, before maturity. We cannot assure you that we will be able to refinance any of our indebtedness on commercially reasonable terms or at all. We cannot assure you that we will be able to obtain sufficient funds to enable us to repay or refinance our debt obligations on commercially reasonable terms or at all.

We may incur additional indebtedness that may adversely affect our ability to meet our financial obligations under the Exchange Notes.

The terms of the Exchange Notes do not impose any limitation on the ability of Teva, the Issuers or any of Teva’s other subsidiaries to incur additional unsecured debt. We may incur additional unsecured indebtedness in the future, which could have important consequences to holders of Exchange Notes, including that we could have insufficient cash to meet our financial obligations, including our obligations under the Exchange Notes, and that our ability to obtain additional financing could be impaired.

Because Teva and the Issuers are foreign entities, you may have difficulties enforcing your rights under the guarantees and under the Exchange Notes.

Teva is organized under the laws of Israel and certain of Teva’s directors and officers reside outside of the United States. As a result, service of process on them may be difficult or impossible to effect in the United States. Furthermore, a substantial portion of Teva’s assets are located outside of the United States. Therefore, any judgment obtained in the United States against us or any of our directors and officers may not be collectible within the United States.

Subject to various time limitations, an Israeli court may declare a judgment rendered by a foreign court in a civil matter, including judgments awarding monetary or other damages in non civil matters, enforceable if it finds that:

(1)	the judgment was rendered by a court which was, according to the foreign country’s law, competent to render it;

(2)	the judgment is no longer appealable;

(3)	the obligation in the judgment is enforceable according to the rules relating to the enforceability of judgments in Israel and the substance of the judgment is not contrary to public policy in Israel; and

(4)	the judgment can be executed in the state in which it was given.

A foreign judgment will not be declared enforceable by Israeli courts if it was given in a state, the laws of which do not provide for the enforcement of judgments of Israeli courts (subject to exceptional cases) or if its enforcement is likely to prejudice the sovereignty or security of Israel. An Israeli court also will not declare a foreign judgment enforceable if it is proven to the Israeli court that:

(1)	the judgment was obtained by fraud;

(2)	there was no due process;

(3)	the judgment was given by a court not competent to render it according to the laws of private international law in Israel;

(4)	the judgment conflicts with another judgment that was given in the same matter between the same parties and which is still valid; or

(5)	at the time the action was brought to the foreign court a claim in the same matter and between the same parties was pending before a court or tribunal in Israel.

The Issuers are organized under the laws of The Netherlands, their managing and supervisory directors reside outside the United States, and all or a significant portion of the assets of such persons are, and substantially all of their assets are, located outside the United States. As a result, it may not be possible to effect service of process within the United States upon the Issuers or any such person or to enforce against the Issuers or any such person judgments obtained in United States courts predicated upon the civil liability provisions of the federal securities laws of the United States.

Because there is no treaty on the recognition and enforcement of judgments in civil and commercial matters between the United States and The Netherlands, courts in The Netherlands will not recognize and enforce a judgment rendered by a United States court. For a United States judgment to be enforced in The Netherlands, a judgment creditor must bring proceedings before a competent court in The Netherlands and seek a Dutch judgment enforcing the liability of the judgment debtor. If the party in whose favor such a final judgment by a United States court is rendered brings a new suit in a competent court in The Netherlands, that party may submit to the Dutch court the final judgment that has been rendered in the United States. Based on the current practice of courts in The Netherlands, it appears that a final money judgment rendered by a United States federal or state court after a substantive review of the merits (and not by mere “default judgment”) will be given effect by a Dutch court, without any re-examination of the merits of the original judgment, provided that:

(1)	the judgment results from legal proceedings compatible with Dutch notions of due process;

(2)	the judgment does not contravene public policy of the Netherlands; and

(3)	the jurisdiction of the relevant federal or state court in the United States has been based on internationally accepted principles of international civil law.

There is doubt as to whether a Dutch court would accept jurisdiction and impose civil liability on the Issuers, their officers, directors or persons of equivalent position in an original action brought in a court of competent jurisdiction in The Netherlands against the Issuers or such officers, directors or persons of equivalent position if such an action is predicated solely upon the federal securities laws of the United States.

The guarantees will effectively be subordinated to some of our existing and future indebtedness.

Teva will irrevocably and unconditionally guarantee the punctual payment when due of the principal of and interest, if any, on the Exchange Notes. As indebtedness of Teva, the guarantees will be Teva’s general, unsecured obligations and will rank equally in right of payment with all of Teva’s existing and future unsubordinated, unsecured indebtedness. The guarantees will be effectively subordinated to any existing and future secured indebtedness Teva may have up to the value of the collateral securing that indebtedness and structurally subordinated to any existing and future liabilities and other indebtedness of our subsidiaries with respect to the assets of those subsidiaries. These liabilities may include debt securities, credit facilities, trade payables, guarantees, lease obligations, letter of credit obligations and other indebtedness. See “Description of the Exchange Dollar Notes—Description of the Guarantees” and “Description of the Exchange Euro Notes—Description of the Guarantees.” The indentures governing the Exchange Notes do not restrict us or our subsidiaries from incurring debt in the future, nor do the indentures limit the amount of indebtedness we can issue that is equal in right of payment.

Teva may be subject to restrictions on receiving dividends and other payments from its subsidiaries.

Teva’s income is derived in large part from its subsidiaries. Accordingly, Teva’s ability to pay its obligations under the guarantees depends in part on the earnings of its subsidiaries and the payment of those earnings to Teva, whether in the form of dividends, loans or advances. Such payment by Teva’s subsidiaries to Teva may be subject to restrictions. The indentures governing the Exchange Notes do not restrict Teva, the Issuers or Teva’s other subsidiaries from entering into agreements that contain such restrictions.

An investment in the Exchange Notes by a purchaser whose home currency is not U.S. dollars or euros, as applicable, entails significant risks.

An investment in the Exchange Notes by a purchaser whose home currency is not U.S. dollars or euros, as applicable, entails significant risks. These risks include the possibility of significant changes in rates of exchange between the holder’s home currency and the U.S. dollar or euro, as applicable, and the possibility of the imposition or subsequent modification of foreign exchange controls. These risks generally depend on factors over which we have no control, such as economic, financial and political events and the supply of and demand for the relevant currencies. In the past, rates of exchange between the U.S. dollar or euro, as applicable, and certain currencies have been highly volatile, and each holder should be aware that volatility may occur in the future. Fluctuations in any particular exchange rate that have occurred in the past, however, are not necessarily indicative of fluctuations in the rate that may occur during the terms of the Exchange Notes. Depreciation of the U.S. dollar or euro, as applicable, against the holder’s home currency would result in a decrease in the effective yield of the Exchange Notes, below its coupon rate and, in certain circumstances, could result in a loss to the holder. Investment in the Exchange Notes by a purchaser whose home currency is not U.S. dollars or euro, as applicable, may also have important tax consequences.

The procedures for book-entry interests to be implemented through Euroclear or Clearstream may not be adequate to ensure the timely exercise of your rights under the Exchange Euro Notes.

Unless and until Exchange Euro Notes in definitive registered form are issued in exchange for global notes, owners of book-entry interests will not be considered owners or holders of the Exchange Euro Notes except in the limited circumstances provided in the indenture governing the Exchange Euro Notes. The common depositary for Euroclear and Clearstream (or its nominee) will be the sole registered holder of the global notes representing the Exchange Euro Notes. After payment to the common depositary, we will have no responsibility or liability for the payment of interest, principal or other amounts to the owners of book-entry interests. Accordingly, if you own a book-entry interest, you must rely on the procedures of Euroclear or Clearstream, as applicable, and if you are not a participant in Euroclear or Clearstream, on the procedures of the participant through which you own your interest, to exercise any rights and obligations of a holder under the indenture governing the Exchange Euro Notes.

Unlike the holders of the Exchange Euro Notes themselves, owners of book-entry interests will not have the direct right to act upon our solicitations for consents, requests for waivers or other actions from holders of the Exchange Euro Notes. Instead, if you own a book-entry interest, you will be permitted to act only to the extent you have received appropriate proxies to do so from Euroclear or Clearstream. The procedures implemented for the granting of such proxies may not be sufficient to enable you to vote on any request actions on a timely basis.

Similarly, upon the occurrence of an event of default under the indenture governing the Exchange Euro Notes, if you own a book-entry interest, you will be restricted to acting through Euroclear or Clearstream. The procedures to be implemented through Euroclear or Clearstream may not be adequate to ensure the timely exercise of rights under the Exchange Euro Notes.

The Exchange Notes have minimum specified denominations of $200,000 (in case of the Exchange Dollar Notes) and €100,000 (in case of the Exchange Euro Notes).

The Exchange Notes have minimum denominations of $200,000 (in case of the Exchange Dollar Notes) and €100,000 (in case of the Exchange Euro Notes) and multiples of $1,000 (in case of the Exchange Dollar Notes) and €1,000 (in case of the Exchange Euro Notes) in excess thereof. It is therefore possible that Exchange Notes may be traded in amounts that would cause a holder of Exchange Notes to hold a principal amount of less than $200,000 (in case of the Exchange Dollar Notes) and €100,000 (in case of the Exchange Euro Notes) following such trade. In such a case, a holder of Exchange Notes who holds a principal amount of less than $200,000 (in case of the Exchange Dollar Notes) and €100,000 (in case of the Exchange Euro Notes) may not receive a definitive certificate in respect of such holding (should definitive certificates be printed) and would need to purchase a principal amount of Exchange Notes such that its holding amounts to at least $200,000 (in case of the Exchange Dollar Notes) and €100,000 (in case of the Exchange Euro Notes).

In a lawsuit for payment on the Exchange Euro Notes, an investor may bear currency exchange risk.

The indenture of the Exchange Euro Notes and the Exchange Euro Notes will be governed by the laws of the State of New York. Under New York law, a New York state court rendering a judgment on the Exchange Euro Notes would be required to render the judgment in euros. The judgment would be converted into U.S. dollars, however, at the exchange rate prevailing on the date of entry of the judgment. Consequently, in a lawsuit for payment on the Exchange Euro Notes, investors would bear currency exchange risk until a New York state court judgment is entered. A U.S. federal court sitting in New York with diversity jurisdiction over a dispute arising in connection with the Exchange Euro Notes would apply the foregoing New York law.

In courts outside of New York, investors may not be able to obtain a judgment in a currency other than U.S. dollars. For example, a judgment for money in an action based on the Exchange Euro Notes in many other U.S. federal or state courts ordinarily would be enforced in the United States only in U.S. dollars. The date used to determine the rate of conversion of euros into U.S. dollars would depend upon various factors, including which court renders the judgment and when the judgment is rendered.

The exchange offer may be cancelled or delayed.

We have reserved the right to terminate or withdraw the exchange offer, including solely in respect of one or more series of the Original Notes, in our sole discretion at any time and for any reason, subject to applicable law. Therefore, even if you properly submit a letter of instruction prior to the expiration date and otherwise comply with the terms and conditions of the exchange offer, the exchange offer may not be consummated. Because of adjustments or other logistical challenges in exchanging Original Notes for Exchange Notes, among other things, the settlement of the exchange offer may be delayed. Accordingly, you may have to wait longer than expected to receive your Exchange Notes, during which time you will not be able to effect transfers of your Original Notes or Exchange Notes you are to receive in the exchange offer.

You must comply with the exchange offer procedures in order to receive new, freely tradable Exchange Notes.

Delivery of Exchange Notes in exchange for Original Notes tendered and accepted for exchange pursuant to the exchange offer will be made only if such tenders comply with the exchange offer procedures described herein. We are not required to notify you of defects or irregularities in tenders of Original Notes for exchange.

Some holders who exchange their Original Notes may be deemed to be underwriters, and these holders will be required to comply with the registration and prospectus delivery requirements in connection with any resale transaction.

If you exchange your Original Notes in the exchange offer for the purpose of participating in a distribution of the Original Notes, you may be deemed to have received restricted securities and, if so, will be required to comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction.

If the exchange offer is not completed within a certain period after the issuance date of the respective Original Notes, the Issuers will incur additional interest charges.

In the event that the exchange offer registration statement is not completed or is not declared effective by the SEC within 365 days after the issuance date of the Original Notes, the interest rate will be increased, up to a maximum increase of (i) 0.25% per annum for the first 90-day period immediately following such date and (ii) an additional 0.25% per annum with respect to each subsequent 90-day period, in each case until the exchange offer is completed or the becomes effective, up to a maximum total increase of 0.50% per annum

Risks Related to Retention of the Original Notes

If you do not exchange your Original Notes, your Original Notes will continue to be subject to the existing transfer restrictions and you may be unable to sell your Original Notes.

We will only issue Exchange Notes in exchange for Original Notes that are validly tendered in accordance with the procedures set forth in this prospectus. Therefore, you should carefully follow the instructions on how to tender your Original Notes. See “The Exchange Offer—Procedures for Tendering.” We did not register the Original Notes under the Securities Act, nor do we intend to do so following the exchange offer. If you do not exchange your Original Notes in the exchange offer, or if your Original Notes are not accepted for exchange, then, after we consummate the exchange offer, you may continue to hold Original Notes that are subject to the existing transfer restrictions and may be transferred only in limited circumstances under the securities laws. If you do not exchange your Original Notes, you will lose your right to have your Original Notes registered under the federal securities laws, except in limited circumstances. As a result, you will not be able to offer or sell Original Notes except in reliance on an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws.

Because we anticipate that most holders of Original Notes will elect to exchange their Original Notes, we expect that the liquidity of the trading market for any Original Notes remaining after the completion of the exchange offer will be substantially reduced. Any Original Notes tendered and exchanged in the exchange offer will reduce the aggregate number of Original Notes outstanding. Accordingly, the liquidity of the market for any Original Notes could be adversely affected and you may be unable to sell them.

USE OF PROCEEDS

This exchange offer is intended to satisfy our obligations under the Registration Rights Agreements. We will not receive any cash proceeds from the issuance of the Exchange Notes. In consideration for issuing the Exchange Notes contemplated in this prospectus, we will receive the tendered outstanding Original Notes in like principal amount, the form and terms of which are substantially the same as the form and terms of the Exchange Notes for which these Original Notes are exchanged, except as otherwise described in this prospectus. The Original Notes surrendered in exchange for the Exchange Notes will be retired and cancelled. Accordingly, no additional debt will result from the exchange offer. We will bear the expense of the exchange offer.

EXCHANGE OFFER

Purpose of the Exchange Offer

The exchange offer is designed to provide holders of Original Notes with an opportunity to acquire Exchange Notes which, unlike the Original Notes, will be freely transferable, subject to any restrictions on transfer imposed by state “blue sky” laws and provided that the transferring holder is not our affiliate within the meaning of the Securities Act and, provided further that such holder acquired the Exchange Notes in the ordinary course of its business and is not engaged in, and does not intend to engage in, a “distribution” of the Exchange Notes as such term is defined for purposes of the Securities Act.

The Original Dollar Notes were originally issued and sold on March 14, 2018, to the initial purchasers, pursuant to the purchase agreement, dated March 7, 2018 and the Original Euro Notes were originally issued and sold on March 14, 2018, to the initial purchasers, pursuant to the purchase agreement, dated March 7, 2018. The Original Notes were issued and sold in transactions not registered under the Securities Act in reliance upon the exemption provided by Section 4(a)(2) of the Securities Act. The concurrent resales of the Original Notes by the initial purchasers to investors were done in reliance upon the exemptions provided by Rule 144A and Regulation S promulgated under the Securities Act. The Original Notes may not be reoffered, resold or transferred other than (i) to us or our subsidiaries, (ii) to a qualified institutional buyer in compliance with Rule 144A promulgated under the Securities Act, (iii) outside the United States to a non-U.S. person within the meaning of Regulation S under the Securities Act, (iv) pursuant to the exemption from registration provided by Rule 144 promulgated under the Securities Act (if available) or (v) pursuant to an effective registration statement under the Securities Act.

In connection with the original issuance and sale of the Original Notes, we entered into the Registration Rights Agreements, pursuant to which we agreed to file with the SEC an exchange offer registration statement on an appropriate form under the Securities Act and offer to holders of Original Notes who are able to make certain representations the opportunity to exchange their Original Notes for Exchange Notes.

Under existing interpretations by the Staff of the SEC as set forth in no-action letters issued to third parties in other transactions, the Exchange Notes would, in general, be freely transferable (other than in a distribution as noted above) after the exchange offer without further registration under the Securities Act; provided, however, that in the case of broker-dealers participating in the exchange offer, a prospectus meeting the requirements of the Securities Act must be delivered by such broker-dealers in connection with resales of the Exchange Notes. We have agreed to furnish a prospectus meeting the requirements of the Securities Act to any such broker-dealer for use in connection with any resale of any Exchange Notes acquired in the exchange offer. A broker-dealer that delivers such a prospectus to purchasers in connection with such resales will be subject to certain of the civil liability provisions under the Securities Act and will be bound by the provisions of the Registration Rights Agreements (including certain indemnification rights and obligations).

We do not intend to seek our own interpretation regarding the exchange offer, and we cannot assure you that the staff of the SEC would make a similar determination with respect to the Exchange Notes as it has in other interpretations to third parties.

Each holder of Original Notes that exchanges such Original Notes for Exchange Notes in the exchange offer will be deemed to have made certain representations, including representations that (i) any Exchange Notes to be received by it will be acquired in the ordinary course of its business, (ii) it has no arrangement or understanding with any person to participate in the distribution (within the meaning of the Securities Act) of Exchange Notes and (iii) it is not our affiliate as defined in Rule 405 under the Securities Act, or if it is an affiliate, it will comply with the registration and prospectus delivery requirements of the Securities Act to the extent applicable.

If the holder is not a broker-dealer, it will be required to represent that it is not engaged in, and does not intend to engage in, the distribution of Original Notes or Exchange Notes. If the holder is a broker-dealer that will receive Exchange Notes for its own account in exchange for Original Notes that were acquired as a result of market-making activities or other trading activities, it will be required to acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes.

Terms of the Exchange Offer; Period for Tendering Outstanding Original Notes

Upon the terms and subject to the conditions set forth in this prospectus, we will accept any and all validly tendered Original Notes that were acquired pursuant to Rule 144A or Regulation S, provided such tender has not been withdrawn prior to 11:59 p.m., New York City time, on the expiration date of the exchange offer. The Original Dollar Notes may be exchanged only in minimum denominations of $200,000 and any integral multiple of $1,000 in excess thereof. The Original Euro Notes may be exchanged only in minimum denominations of €100,000 and any integral multiple of €1,000 in excess thereof.

The form and terms of the Exchange Notes are the same as the form and terms of the outstanding Original Notes except that:

(1) the Exchange Notes will be registered under the Securities Act and will not have legends restricting their transfer;

(2) the Exchange Notes will not contain the registration rights and liquidated damages provisions contained in the outstanding Original Notes; and

(3) interest on the Exchange Notes will accrue from the last interest date on which interest was paid on your Original Notes.

The Exchange Notes will evidence the same debt as the Original Notes and will be entitled to the benefits of the applicable Indenture.

We intend to conduct the exchange offer in accordance with the applicable requirements of the Exchange Act and the rules and regulations of the SEC.

We will be deemed to have accepted validly tendered Original Notes when, as and if we have given oral or written notice of our acceptance to the relevant exchange agent. The exchange agents will act as agent for the tendering holders for the purpose of receiving the Exchange Notes from us.

If any tendered Original Notes are not accepted for exchange because of an invalid tender or the occurrence of specified other events set forth in this prospectus, the certificates for any unaccepted Original Notes will be promptly returned, without expense, to the tendering holder.

Holders who tender Original Notes in the exchange offer will not be required to pay brokerage commissions or fees or transfer taxes with respect to the exchange of Original Notes pursuant to the exchange offer. We will pay all charges and expenses, other than transfer taxes in certain circumstances, in connection with the exchange offer. See “Fees and expenses” and “Transfer taxes” below.

The exchange offer will remain open for at least 20 business days. The term “expiration date” will mean 11:59 p.m., New York City time, on May 17, 2018, unless we, in our sole discretion, extend the exchange offer, in which case the term “expiration date” will mean the latest date and time to which the exchange offer is extended.

To extend the exchange offer, prior to 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date, we will:

(1) notify the exchange agents of any extension by oral notice (promptly confirmed in writing) or written notice, and

(2) mail to the registered holders an announcement of any extension, and issue a notice by press release or other public announcement before such expiration date.

We reserve the right, in our sole discretion:

(1) if any of the conditions below under the heading “—Conditions of the Exchange Offer” shall have not been satisfied,

(a) to delay accepting any Original Notes,

(b) to extend the exchange offer, or

(c) to terminate the exchange offer, or

(2) to amend the terms of the exchange offer in any manner, provided however, that if we amend the exchange offer to make a material change, including the waiver of a material condition, we will extend the exchange offer, if necessary, to keep the exchange offer open for at least five business days after such amendment or waiver; provided further, that if we amend the exchange offer to change the percentage of Original Notes being exchanged or the consideration being offered, we will extend the exchange offer, if necessary, to keep the exchange offer open for at least ten business days after such amendment or waiver.

Any delay in acceptance, extension, termination or amendment will be followed as promptly as practicable by oral or written notice to the registered holders.

Procedures for Tendering Original Notes Through Brokers and Banks

Since the Original Notes are represented by global notes, DTC, as depositary, or its nominee (in the case of the Original Dollar Notes) and a common depository for Euroclear and Clearstream (in the case of the Original Euro Notes) is treated as the registered holder of the Original Notes and will be the only entity that can tender your Original Notes for Exchange Notes. Therefore, to tender Original Notes subject to this exchange offer and to obtain Exchange Notes, you must instruct the institution where you keep your Original Notes to tender your Original Notes on your behalf so that they are received on or prior to the expiration of this exchange offer.

The letter of transmittal that may accompany this prospectus may be used by you to give such instructions.

YOU SHOULD CONSULT YOUR ACCOUNT REPRESENTATIVE AT THE BROKER OR BANK WHERE YOU KEEP YOUR ORIGINAL NOTES TO DETERMINE THE PREFERRED PROCEDURE.

IF YOU WISH TO ACCEPT THIS EXCHANGE OFFER, PLEASE INSTRUCT YOUR BROKER OR ACCOUNT REPRESENTATIVE IN TIME FOR YOUR ORIGINAL NOTES TO BE TENDERED BEFORE THE 11:59 PM (NEW YORK CITY TIME) DEADLINE ON MAY 17, 2018.

Deemed Representations

To participate in the exchange offer, we require that you represent to us that:

(1) you or any other person acquiring Exchange Notes in exchange for your Original Notes in the exchange offer is acquiring them in the ordinary course of business;

(2) neither you nor any other person acquiring Exchange Notes in exchange for your Original Notes in the exchange offer is engaging in or intends to engage in a distribution of the Exchange Notes within the meaning of the federal securities laws;

(3) neither you nor any other person acquiring Exchange Notes in exchange for your Original Notes has an arrangement or understanding with any person to participate in the distribution of Exchange Notes issued in the exchange offer;

(4) neither you nor any other person acquiring Exchange Notes in exchange for your Original Notes is our “affiliate” as defined under Rule 405 of the Securities Act; and

(5) if you or another person acquiring Exchange Notes in exchange for your Original Notes is a broker-dealer and you acquired the Original Notes as a result of market-making activities or other trading activities, you acknowledge that you will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of the Exchange Notes.

BY TENDERING YOUR ORIGINAL NOTES YOU ARE DEEMED TO HAVE MADE THESE REPRESENTATIONS.

Broker-dealers who cannot make the representations in item (5) of the paragraph above cannot use this exchange offer prospectus in connection with resales of the Exchange Notes issued in the exchange offer.

If you are our “affiliate,” as defined under Rule 405 of the Securities Act, if you are a broker-dealer who acquired your Original Notes in the initial offering and not as a result of market-making or trading activities, or if you are engaged in or intend to engage in or have an arrangement or understanding with any person to participate in a distribution of Exchange Notes acquired in the exchange offer, you or that person:

(1) may not rely on the applicable interpretations of the Staff of the SEC and therefore may not participate in the exchange offer; and

(2) must comply with the registration and prospectus delivery requirements of the Securities Act or an exemption therefrom when reselling the Original Notes.

You may tender some or all of your Original Notes in this exchange offer. The Original Dollar Notes may be exchanged only in minimum denominations of $200,000 and any integral multiple of $1,000 in excess thereof. The Original Euro Notes may be exchanged only in minimum denominations of €100,000 and any integral multiple of €1,000 in excess thereof.

When you tender your outstanding Original Notes and we accept them, the tender will be a binding agreement between you and us as described in this prospectus.

The method of delivery of outstanding Original Notes and all other required documents to the exchange agent is at your election and risk.

We will decide all questions about the validity, form, eligibility, acceptance and withdrawal of tendered Original Notes, and our reasonable determination will be final and binding on you. We reserve the absolute right to:

(1) reject any and all tenders of any particular Original Note not properly tendered;

(2) refuse to accept any Original Note if, in our reasonable judgment or the judgment of our counsel, the acceptance would be unlawful; and

(3) waive any defects or irregularities or conditions of the exchange offer as to any particular Original Notes before the expiration of the offer.

Our interpretation of the terms and conditions of the exchange offer will be final and binding on all parties. You must cure any defects or irregularities in connection with tenders of Original Notes as we will reasonably determine. Neither we, the exchange agents, the trustee nor any other person will incur any liability for failure to notify you or any defect or irregularity with respect to your tender of Original Notes. If we waive any terms or conditions pursuant to (3) above with respect to a noteholder, we will extend the same waiver to all noteholders with respect to that term or condition being waived.

Procedures for Brokers and Custodian Banks; DTC ATOP Account

In order to accept this exchange offer on behalf of a holder of Original Dollar Notes held through DTC you must submit or cause your DTC participant to submit an Agent’s Message as described below.

The exchange agent, on our behalf will seek to establish an Automated Tender Offer Program (“ATOP”) account with respect to the outstanding Original Notes at DTC promptly after the delivery of this prospectus. Any financial institution that is a DTC participant, including your broker or bank, may make book-entry tender of outstanding Original Dollar Notes by causing the book-entry transfer of such Original Dollar Notes into our ATOP account in accordance with DTC’s procedures for such transfers. Concurrently with the delivery of Original Dollar Notes, an Agent’s Message in connection with such book-entry transfer must be transmitted by DTC to, and received by, the exchange agent on or prior to 11:59 pm, New York City Time on the expiration date. The confirmation of a book entry transfer into the ATOP account as described above is referred to herein as a “Book-Entry Confirmation.”

The term “Agent’s Message” means a message transmitted by the DTC participants to DTC, and thereafter transmitted by DTC to the exchange agent, forming a part of the Book-Entry Confirmation which states that DTC has received an express acknowledgment from the participant in DTC described in such Agent’s Message stating that such participant and beneficial holder agree to be bound by the terms of this exchange offer.

Each Agent’s Message must include the following information:

(1) name of the beneficial owner tendering such Original Dollar Notes;

(2) account number of the beneficial owner tendering such Original Dollar Notes;

(3) principal amount of Original Dollar Notes tendered by such beneficial owner; and

(4) a confirmation that the beneficial holder of the Original Dollar Notes tendered has made the representations for our benefit set forth under “—Deemed Representations” above.

Procedures for Tendering

We have forwarded to you, along with this prospectus, a letter of transmittal relating to this exchange offer. Because all of the Original Notes are held in book-entry accounts maintained by the exchange agent at DTC, Euroclear and Clearstream, a holder need not submit a letter of transmittal. However, all holders who exchange their Original Notes for Exchange Notes in accordance with procedures outlined below will be deemed to have acknowledged receipt of, and agreed to be bound by, and to have made all of the representations and warranties contained in the letter of transmittal.

Holders of Original Dollar Notes hold their notes through DTC. Holders of Original Euro Notes hold their notes through Euroclear or Clearstream.

To tender in the exchange offer, a holder must comply with the following procedures, as applicable:

•	Holders of Original Dollar Notes through DTC: If you wish to exchange your Original Dollar Notes and either you or your registered holder hold your Original Dollar Notes in book-entry form directly through DTC, you must submit an instruction and follow the procedures for book-entry transfer as provided under “—Book-Entry Transfer.”

•

Holders of Original Euro Notes through Euroclear or Clearstream: If you wish to exchange your Original Euro Notes and either you or your registered holder hold your Original Euro Notes in book-entry form directly through Euroclear or Clearstream, you should be aware that pursuant to their internal guidelines, Euroclear and Clearstream will automatically exchange your Original Notes for exchange notes. If you do not wish to participate in the exchange offer, you must instruct

Euroclear or Clearstream as the case may be, to “Take No Action”; otherwise your Original Notes will automatically be tendered in the exchange offer, and you will be deemed to have agreed to be bound by the terms of the letter of transmittal.

Only a registered holder of record of Original Notes may tender Original Notes in the exchange offer. If you are a beneficial owner of Original Notes that are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, you may request your respective broker, dealer, commercial bank, trust company or other nominee to effect the above transactions for you. Alternatively, if you are a beneficial owner and you wish to act on your own behalf in connection with the exchange offer, you must either make appropriate arrangements to register ownership of the Original Notes in your name or obtain a properly completed bond power from the registered holder.

The tender by a holder that is not withdrawn before expiration of the exchange offer will constitute an agreement between the holder and us in accordance with the terms and subject to the conditions set forth in this prospectus and in the letter of transmittal. If a holder tenders less than all of the Original Notes held by the holder, the tendering holder should so indicate. The amount of Original Notes delivered to the applicable exchange agent will be deemed to have been tendered unless otherwise indicated.

The method of delivery of Original Notes, the letter of transmittal and all other required documents or transmission of an agent’s message, as described under “—Book-Entry Transfer,” to the applicablw exchange agent is at the election and risk of the holder. Rather than mail these items, we recommend that holders use an overnight or hand delivery service. In all cases, holders should allow sufficient time to assume delivery to the exchange agent before expiration of the exchange offer. Holders should not send the letter of transmittal or Original Notes to us. Delivery of documents to DTC, Euroclear or Clearstream in accordance with their respective procedures will not constitute delivery to the applicable exchange agent.

The transfer of registered ownership may take considerable time and may not be completed prior to the expiration date. If the applicable letter of transmittal is signed by the record holder(s) of the Original Notes tendered, the signature must correspond with the name(s) written on the face of the original note without alteration, enlargement or any change whatsoever. If a letter of transmittal is signed by the participant in DTC or Euroclear or Clearstream, as applicable, the signature must correspond with the name as it appears on the security position listing as the holder of the Original Notes.

A signature on a letter of transmittal or a notice of withdrawal must be guaranteed by a member firm of a registered national securities exchange or of the Financial industry Regulatory Authority, a commercial bank or trust company having an office or correspondent in the United States or “an eligible guarantor institution” within the meaning of Rule 17Ad-15 under the Exchange Act unless the Original Notes tendered pursuant thereto are tendered:

•	by a registered holder who has not completed the box entitled “Special Registration Instructions” or “Special Delivery Instructions” on the letter of transmittal; or

•	for the account of an eligible institution.

If a letter of transmittal is signed by a person other than the registered holder of any Original Notes, the Original Notes must be endorsed or accompanied by a properly completed bond power. The bond power must be signed by the registered holder as the registered holder’s name appears on the Original Notes and an eligible institution must guarantee the signature on the bond power.

If a letter of transmittal or any Original Notes or bond powers are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, these persons should so indicate when signing. Unless we waive this requirement, they should also submit evidence satisfactory to us of their authority to deliver the letter of transmittal.

We will determine in our sole discretion all questions as to the validity, form, eligibility, including time of receipt, acceptance and withdrawal of tendered Original Notes. Our determination will be final and binding. We reserve the absolute right to reject any Original Notes not properly tendered or any Original Notes the acceptance of which would, in the opinion of our counsel, be unlawful. We also reserve the right to waive any defects, irregularities or conditions of tender as to particular Original Notes. Our interpretation of the terms and conditions of the exchange offer, including the instructions in the letter of transmittal, will be final and binding on all parties.

Unless waived, any defects or irregularities in connection with tenders of Original Notes must be cured within the time that we determine. Although we intend to notify holders of defects or irregularities with respect to tenders of Original Notes, neither we, the exchange agents, the trustee, nor any other person will incur any liability for failure to give notification. Tenders of Original Notes will not be deemed made until those defects or irregularities have been cured or waived.

Original Notes received by either exchange agent that are not properly tendered and as to which the defects or irregularities have not been cured or waived will be returned by such exchange agent without cost to the tendering holder, unless otherwise provided in the letter of transmittal, as soon as practicable following the expiration date.

In addition, we reserve the right in our sole discretion to (a) purchase or make offers for any Original Notes that remain outstanding subsequent to the expiration date, and (b) to the extent permitted by applicable law, purchase Original Notes in the open market, in privately negotiated transactions or otherwise. The terms of any such purchases or offers may differ from the terms of the exchange offer.

Book-Entry Transfer

The exchange agent for the Original Dollar Notes has established an account with respect to the Original Dollar Notes at DTC for the purpose of facilitating the exchange offer. Any financial institution that is a participant in DTC’s system may make book-entry delivery of Original Dollar Notes by causing DTC to transfer such Original Dollar Notes into the exchange agent’s DTC account in accordance with DTC’s Automated Tender Offer Program procedures for such transfer. Pursuant to their internal guidelines, Euroclear and Clearstream will automatically exchange Original Notes for Exchange Notes on behalf of the holders of the Original Notes. If they do not wish to participate in the exchange offer, the registered holder of Original Notes on the records of Euroclear or Clearstream must instruct Euroclear or Clearstream as the case may be, to “Take No Action”; otherwise such Original Notes will be tendered in the exchange offer, and the holder of such notes will be deemed to have agreed to be bound by the terms of the letter of transmittal. The exchange for Original Notes so tendered will only be made after a timely confirmation of a book-entry transfer of Original Notes into the exchange agent’s account, and timely receipt by the exchange agent of an agent’s message.

The term “agent’s message” means a message transmitted by DTC, Euroclear or Clearstream as the case may be, and received by the applicable exchange agent and forming part of the confirmation of a book-entry transfer, which states that DTC has received an express or deemed acknowledgment from a participant tendering Original Notes and that the participant has received and agrees to be bound by the terms of the letter of transmittal, and that we may enforce that agreement against the participant. Delivery of an agent’s message will also constitute an acknowledgement from the tendering participant that the representations contained in the appropriate letter of transmittal and described below are true and correct.

BY SENDING AN AGENT’S MESSAGE TO DTC, EUROCLEAR OR CLEARSTREAM, AS APPLICABLE, A PARTICIPANT IS DEEMED TO HAVE CERTIFIED THAT THE BENEFICIAL HOLDER FOR WHOM NOTES ARE BEING TENDERED HAS BEEN PROVIDED WITH A COPY OF THIS PROSPECTUS.

The delivery of Original Notes through DTC, Euroclear or Clearstream and any transmission of an Agent’s Message through ATOP, is at the election and risk of the person tendering Original Notes. We will ask the applicable exchange agent to instruct DTC to promptly return those Original Notes, if any, that were tendered through ATOP but were not accepted by us, to the DTC participant that tendered such Original Notes on behalf of holders of the Original Notes.

Acceptance of Outstanding Original Notes for Exchange; Delivery of Exchange Notes

We will accept validly tendered Original Notes when the conditions to the exchange offer have been satisfied or we have waived them. We will have accepted your validly tendered Original Notes when we have given oral or written notice to the applicable exchange agent. The applicable exchange agent will act as agent for the tendering holders for the purpose of receiving the Exchange Notes from us. If we do not accept any tendered Original Notes for exchange by book-entry transfer because of an invalid tender or other valid reason, we will credit the Notes to an account maintained with DTC, Euroclear or Clearstream promptly after the exchange offer terminates or expires.

THE AGENT’S MESSAGE MUST BE TRANSMITTED TO THE EXCHANGE AGENT ON OR BEFORE 11:59 PM, NEW YORK CITY TIME, ON THE EXPIRATION DATE.

Withdrawal Rights

You may withdraw your tender of outstanding Original Notes at any time before 11:59 p.m., New York City time, on the expiration date.

For a withdrawal to be effective, you should contact your bank or broker where your Original Notes are held and have them send an ATOP notice of withdrawal (in the case of Original Notes held through DTC) or on electronic instruction (in the case of Original Notes held through Euroclear or Clearstream) so that it is received by the applicable exchange agent before 11:59 p.m., New York City time, on the expiration date. Such notice of withdrawal must:

(1) specify the name of the person that tendered the Original Notes to be withdrawn;

(2) identify the Original Notes to be withdrawn, including the CUSIP number or ISIN number (as applicable) and principal amount at maturity of the Original Notes; and

(3) specify the name and number of an account at the DTC, Euroclear or Clearstream (as applicable) to which your withdrawn Original Notes can be credited.

We will decide all questions as to the validity, form and eligibility of the notices and our determination will be final and binding on all parties. Any tendered Original Notes that you withdraw will not be considered to have been validly tendered. We will promptly return any outstanding Original Notes that have been tendered but not exchanged, or credit them to the DTC Euroclear or Clearstream account (as applicable). You may re-tender properly withdrawn Original Notes by following one of the procedures described above before the expiration date.

Conditions of the Exchange Offer

Notwithstanding any other provision of the exchange offer, or any extension of the exchange offer, we will not be required to accept for exchange, or to issue Exchange Notes in exchange for, any outstanding Original Notes and may terminate the exchange offer (whether or not any Original Notes have been accepted for exchange) or amend the exchange offer, if any of the following conditions has occurred or exists and such condition has not been waived by us in our sole reasonable discretion or satisfied, prior to the expiration date:

•	any statute, rule, regulation, order or injunction has been sought, proposed, introduced, enacted, promulgated or deemed applicable to the exchange offer or any of the transactions contemplated by the exchange offer by any governmental authority, domestic or foreign or if there is threatened, instituted or pending any action or proceeding before, or any injunction, order or decree issued by, any court or governmental agency or other governmental regulatory or administrative agency or commission:

(1) seeking to restrain or prohibit the making or completion of the exchange offer or any other transaction contemplated by the exchange offer, or assessing or seeking any damages as a result of this transaction; or

(2) resulting in a material delay in our ability to accept for exchange or exchange some or all of the Original Notes in the exchange offer; or

•	any action has been taken, proposed or threatened, by any governmental authority, domestic or foreign, that, in our sole reasonable judgment, would (a) directly or indirectly result in any of the consequences referred to in clauses (1) or (2) above, (b) result in the holders of Exchange Notes having obligations with respect to resales and transfers of Exchange Notes which are greater than those described in the interpretation of the SEC referred to above, or (c) otherwise make it inadvisable to proceed with the exchange offer; or

•	any of the following has occurred:

(1) any general suspension of or general limitation on prices for, or trading in, securities on any national securities exchange or in the over-the-counter market; or

(2) any limitation by a governmental authority which adversely affects our ability to complete the transactions contemplated by the exchange offer; or

(3) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States or any limitation by any governmental agency or authority which adversely affects the extension of credit; or

(4) a commencement of a war, armed hostilities or other similar international calamity directly or indirectly involving the United States, or, in the case of any of the preceding events existing at the time of the commencement of the exchange offer, a material acceleration or worsening of these calamities; or

•	any change, or any development involving a prospective change, has occurred or been threatened in our business, financial condition, operations or prospects and those of our subsidiaries taken as a whole that is or may be adverse to us, or we have become aware of facts that have or may have an adverse impact on the value of the Original Notes or the Exchange Notes, which in our sole reasonable judgment in any case makes it inadvisable to proceed with the exchange offer and/or with such acceptance for exchange or with such exchange; or

•	there shall occur a change in the current interpretation by the Staff of the SEC which permits the Exchange Notes issued pursuant to the exchange offer in exchange for Original Notes to be offered for resale, resold and otherwise transferred by holders thereof (other than broker-dealers and any such holder which is our affiliate within the meaning of Rule 405 promulgated under the Securities Act) without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that such Exchange Notes are acquired in the ordinary course of such holders’ business and such holders have no arrangement or understanding with any person to participate in the distribution of such Exchange Notes; or

•	any law, statute, rule or regulation shall have been adopted or enacted which, in our reasonable judgment, would impair our ability to proceed with the exchange offer; or

•	a stop order shall have been issued by the SEC or any state securities authority suspending the effectiveness of the registration statement, or proceedings shall have been initiated or, to our knowledge, threatened for that purpose, or any governmental approval has not been obtained, which approval we shall, in our sole reasonable discretion, deem necessary for the consummation of the exchange offer as contemplated hereby; or

•	we have received an opinion of counsel experienced in such matters to the effect that there exists any actual or threatened legal impediment (including a default or prospective default under an agreement, indenture or other instrument or obligation to which we are a party or by which we are bound) to the consummation of the transactions contemplated by the exchange offer.

If we determine in our sole reasonable discretion that any of the foregoing events or conditions has occurred or exists and has not been satisfied, we may, subject to applicable law, terminate the exchange offer (whether or not any Original Notes have been accepted for exchange) or may waive any such condition or otherwise amend the terms of the exchange offer in any respect. If such waiver or amendment constitutes a material change to the exchange offer, we will promptly disclose such waiver or amendment by means of a prospectus supplement that will be distributed to the registered holders of the Original Notes and will extend the exchange offer to the extent required by Rule 14e-1 promulgated under the Exchange Act.

These conditions are for our sole benefit and we may assert them regardless of the circumstances giving rise to any of these conditions, or we may waive them, in whole or in part, in our sole reasonable discretion, provided that we will not waive any condition with respect to an individual holder of Original Notes unless we waive that condition for all such holders. Any reasonable determination made by us concerning an event, development or circumstance described or referred to above will be final and binding on all parties. Our failure at any time to exercise any of the foregoing rights will not be a waiver of our rights and each such right will be deemed an ongoing right which may be asserted at any time before the expiration of the exchange offer.

Exchange Agent

The Bank of New York Mellon has been appointed as Exchange Dollar Notes Exchange Agent in connection with the exchange offer for the Original Dollar Notes. Questions and requests for assistance, as well as requests for additional copies of this prospectus or of the letter of transmittal, should be directed to the Exchange Agent at its offices at The Bank of New York Mellon, 101 Barclay Street, Floor 7- East New York, NY 10286, attention Global Corporate Trust Administration – Teva. The Exchange Dollar Note Exchange Agent’s telephone number is (212) 815-5587 and facsimile number is (212) 815-2830.

The Bank of New York Mellon. London Branch has been appointed as Exchange Euro Notes Exchange Agent in connection with the exchange offer for the Euro Notes. Questions and requests for assistance, as well as requests for additional copies of this prospectus or of the letter of transmittal, should be directed to the Euro Note Exchange Agent at its offices at The Bank of New York Mellon, London Branch, One Canada Square, London E145AL United Kingdom, attention Debt Restructuring Services. The Euro Note Exchange Agent’s telephone number is +44 (0) 1202 689644, facsimile number is +44 (0) 207 964 2728, E-mail debtrestructuring@bnymellon.com.

Fees and Expenses

The principal solicitation for the Original Dollar Notes is being made through DTC by The Bank of New York Mellon, as Exchange Dollar Notes Exchange Agent, and the principal solicitation for the Original Euro Notes is being made through Euroclear and Clearstream by The Bank of New York Mellon, London Branch, as Exchange Euro Notes Exchange Agent. We will pay each exchange agents’ customary fees for its services, reimburse each exchange agent for its reasonable out-of-pocket expenses incurred in connection with the provisions of these services and pay other registration expenses, including registration and filing fees, fees and expenses of compliance with federal securities and state blue sky securities laws, printing expenses, messenger and delivery services and telephone, fees and disbursements to our counsel, application and filing fees and any fees and disbursements to our independent certified public accountants. We will not make any payment to brokers, dealers, or others soliciting acceptances of the exchange offer except for reimbursement of mailing expenses.

Additional solicitations may be made by telephone, facsimile or in person by our and our authorized agents’ respective officers, employees and by persons so engaged by the exchange agent.

Accounting Treatment

The Exchange Notes will be recorded at the same carrying value as the existing Original Notes, as reflected in our accounting records on the date of exchange. Accordingly, neither Teva, the Issuers or any of their subsidiaries will recognize any gain or loss for accounting purposes.

Transfer Taxes

If you tender outstanding Original Notes for exchange you will not be obligated to pay any transfer taxes. However, if you instruct us to register Exchange Notes in the name of, or request that your Original Notes not tendered or not accepted in the exchange offer be returned to, a person other than the registered tendering holder, you will be responsible for paying any transfer tax owed.

YOU MAY SUFFER ADVERSE CONSEQUENCES IF YOU FAIL TO EXCHANGE OUTSTANDING ORIGINAL NOTES.

If you do not tender your outstanding Original Notes, you will not have any further registration rights, except for the rights described in the Registration Rights Agreements and described above, and your Original Notes will continue to be subject to the provisions of the indentures governing the Original Notes regarding transfer and exchange of the Original Notes and the restrictions on transfer of the Original Notes imposed by the Securities Act and state securities laws when we complete the exchange offer. These transfer restrictions are required because the Original Notes were issued under an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable state securities laws. Accordingly, if you do not tender your Original Notes in the exchange offer, your ability to sell or otherwise transfer your Original Notes could be adversely affected. Once we have completed the exchange offer, holders who have not tendered notes will not continue to be entitled to any increase in interest rate that the indentures governing the Original Notes provides for if we do not complete the exchange offer.

Consequences of Failure to Exchange

The Original Notes that are not exchanged for Exchange Notes pursuant to the exchange offer will remain restricted securities. Accordingly, the Original Notes may be resold only:

(1) to us upon redemption thereof or otherwise;

(2) so long as the outstanding securities are eligible for resale pursuant to Rule 144A, to a person inside the United States who is a qualified institutional buyer within the meaning of Rule 144A under the Securities Act in a transaction meeting the requirements of Rule 144A, in accordance with Rule 144 under the Securities Act, or pursuant to another exemption from the registration requirements of the Securities Act, which other exemption is based upon an opinion of counsel reasonably acceptable to us;

(3) outside the United States to a foreign person in a transaction meeting the requirements of Rule 904 under the Securities Act; or

(4) pursuant to an effective registration statement under the Securities Act, in each case in accordance with any applicable securities laws of any state of the United States.

Shelf Registration

The Registration Rights Agreements also require that we file a shelf registration statement if:

(1) the Issuers and the Guarantor determine that the registration of the Exchange Notes is not available or may not be completed as soon as practicable after the last exchange date because it would violate any applicable law or applicable interpretations of the SEC;

(2) a holder participating in the exchange offer does not receive Exchange Notes on the date of the exchange that may be sold without restriction under state and federal securities laws (other than due solely to the status of such holder as an affiliate of the applicable Issuer within the meaning of the Securities Act) and notifies the applicable Issuer within 30 days after such holder first becomes aware of such restrictions;

(3) the exchange offer is not for any reason completed within the applicable periods set forth in the Registration Rights Agreements;

(4) the applicable Issuer receives a written request from any Initial Purchaser representing that it holds Original Notes that are or were ineligible to be exchanged in the exchange offer; or

We will also register the Exchange Notes under the securities laws of jurisdictions that holders may request before offering or selling notes in a public offering. We do not intend to register Exchange Notes in any jurisdiction unless a holder requests that we do so.

Original Notes may be subject to restrictions on transfer until:

(1) a person other than a broker-dealer has exchanged the Original Notes in the exchange offer;

(2) a broker-dealer has exchanged the Original Notes in the exchange offer and sells them to a purchaser that receives a prospectus from the broker-dealer on or before the sale;

(3) the Original Notes are sold under an effective shelf registration statement that we have filed; or

(4) the Original Notes are sold to the public under Rule 144 of the Securities Act.

DESCRIPTION OF THE EXCHANGE DOLLAR NOTES

We issued the Original Dollar Notes and will issue the Exchange Dollar Notes pursuant to a senior indenture, as supplemented by a supplemental indenture, each dated as of March 14, 2018, by and among Teva Finance III, Teva and The Bank of New York Mellon, as trustee. The terms of the Exchange Dollar Notes include those stated in the Indenture and, except as specified below, those made part of such indenture by reference to the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”). The Exchange Dollar Notes are subject to all such terms pursuant to the provisions of the indenture, and Holders of the Exchange Dollar Notes are referred to the Indenture and the Trust Indenture Act for a statement thereof.

The following is a summary of the material provisions of the indenture. Because this is a summary, it may not contain all the information that is important to you. You should read the indenture in its entirety. Copies of the indenture are available as described under “Incorporation of Certain Documents by Reference.”

When we refer to Teva or the guarantor in this section, we refer only to Teva Pharmaceutical Industries Limited, an Israeli corporation. When we refer to Teva Finance III or the issuer in this section, we refer to Teva Pharmaceutical Finance Netherlands III B.V., an indirect, wholly-owned subsidiary of Teva organized as a Dutch private limited liability company.

In this section, we refer to the senior indenture referenced in the first paragraph of this section, as supplemented, as “the indenture”; we refer to the 2024 Exchange Dollar Notes as the 2024 notes and the 2028 Exchange Dollar Notes as the 2028 notes; and when we refer to the 2024 notes and the 2028 notes, each as a series of notes and, collectively, as the “notes,” we refer to the Exchange Dollar Notes.

Brief Description of the Notes

The notes will:

•	initially be limited to:

•	$1,250,000,000 aggregate principal amount of the 2024 notes; and

•	$1,250,000,000 aggregate principal amount of the 2028 notes;

subject to reopening of the notes at the discretion of the issuer;

•	accrue interest at a rate of:

•	6.000% on the 2024 notes, payable semi-annually in arrears on April 15 and October 15 of each year, beginning on October 15, 2018; and

•	6.750% on the 2028 notes, payable semi-annually in arrears on March 1 and September 1 of each year, beginning on September 1, 2018;

•	constitute general unsecured obligations of the issuer;

•

be redeemable (in addition to being redeemable as set forth below under “—Tax Redemption”) at the option of Teva Finance III at any time at the greater of (1) 100% of the principal amount of the series of notes to be redeemed or (2) the sum of the present values of the Remaining Scheduled Payments (as defined below) on the series of notes being redeemed discounted, on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months), at a rate equal to the sum of the Treasury Rate (as defined below) plus 50 basis points, in the case of the 2024 notes, or 50 basis points, in the case of the 2028 notes, plus in each case accrued and unpaid interest thereon, if any (including additional interest, if any), to, but not including, the redemption date; provided that if the issuer redeems the notes of any series on or after the applicable Par Call Date (as defined below) for such series, the redemption price for such notes will be equal to 100% of the aggregate principal amount of such notes being redeemed, plus accrued and unpaid interest thereon, if any (including additional interest, if any), to, but not including, the redemption date;

•	are due on:

•	April 15, 2024, in the case of the 2024 notes; and

•	March 1, 2028, in the case of the 2028 notes;

in each case, unless earlier redeemed by the issuer.

The indenture does not contain any financial covenants or restrictions on the amount of additional indebtedness that Teva, Teva Finance III or any of Teva’s other subsidiaries may incur except as described in “—Certain Covenants” below. The indenture does not protect you in the event of a highly leveraged transaction or change of control of Teva or Teva Finance III. The notes do not contain any sinking fund provisions.

Teva Finance III may, without the consent of the holders, issue additional notes of any series under the indenture with the same terms (except for the issue date, issue price and, in some cases, the first payment of interest or interest accruing prior to the issue date of such additional notes) and with the same CUSIP number as the notes of such series offered hereby in an unlimited aggregate principal amount; provided that if the additional notes of a series are not fungible with the notes of such series for United States federal income tax purposes, such additional notes will have a separate CUSIP number. We may also from time to time repurchase notes in open market purchases or negotiated transactions without giving prior notice to holders.

You may present definitive registered notes for registration of transfer and exchange, without service charge, at our office or agency in New York City, which shall initially be the office or agency of the trustee in New York City.

Description of the Guarantees

Teva will irrevocably and unconditionally guarantee the punctual payment when due, whether at maturity, upon redemption, by acceleration or otherwise, of the principal of and premium and interest (including any additional amounts in respect of taxes as provided herein), if any, on the notes of each series as well as all other amounts due and payable under the indenture. The respective guarantees will be enforceable by the trustee, the holders of the applicable notes and their successors, transferees and assigns.

Each guarantee will be an unsecured senior obligation of Teva. As indebtedness of Teva, each guarantee will rank:

•	senior to the rights of creditors under indebtedness expressly subordinated to the guarantee (at December 31, 2017, Teva had no subordinated indebtedness outstanding);

•	equally with other unsecured indebtedness of Teva from time to time outstanding other than any that is subordinated to the guarantee (at December 31, 2017, Teva had approximately $32.5 billion of senior unsecured indebtedness outstanding);

•	effectively junior to Teva’s secured indebtedness up to the value of the collateral securing that indebtedness (at December 31, 2017, Teva had no secured indebtedness outstanding); and

•	effectively junior to the indebtedness and other liabilities of Teva’s subsidiaries (at December 31, 2017, Teva’s subsidiaries, other than finance subsidiaries, had a de minimis amount of indebtedness outstanding).

Payment of Interest and Principal

Interest on the Notes

The 2024 notes will bear interest at the rate of 6.000% per year, payable semi-annually in arrears on April 15 and October 15 of each year, beginning October 15, 2018, to the holders of record at the close of business on the preceding April 1 and October 1, respectively, whether or not a Business Day (as defined below). The 2028 notes will bear interest at the rate of 6.750% per year, payable semi-annually in arrears on March 1 and September 1 of each year, beginning September 1, 2018, to the holders of record at the close of business on the preceding February 15 and August 15, respectively, whether or not a Business Day. If an interest payment date for the notes falls on a day that is not a Business Day, interest will be payable on the next succeeding Business Day with the same force and effect as if made on such interest payment date and no interest shall accrue thereon on account of such delay. Interest on the notes will be computed on the basis of a 360-day year comprised of twelve 30-day months, and will accrue from March 14, 2018, or from the most recent interest payment date to which interest has been paid to, but not including, the next interest payment date. Additional interest may accrue on the notes in certain circumstances pursuant to the Registration Rights Agreement.

“Business Day” means a day other than (i) a Saturday or Sunday, (ii) a day on which banks in New York, New York are authorized or obligated by law or executive order to remain closed or (iii) a day on which the trustee’s corporate trust office is closed for business.

Mechanics of Payment

Except as provided below, Teva Finance III will pay interest on:

•	the global registered notes to The Depository Trust Company (“DTC”) in immediately available funds;

•	any definitive registered notes having an aggregate principal amount of $5,000,000 or less by check mailed to the holders of these notes; and

•	any definitive registered notes having an aggregate principal amount of more than $5,000,000 by wire transfer in immediately available funds at the election of the holders of these notes.

At maturity, Teva Finance III will pay interest on the definitive registered notes at our office or agency in New York City, which initially will be the office or agency of the trustee in New York City.

Teva Finance III will pay principal and premium, if any, on:

•	the global registered notes to DTC in immediately available funds; and

•	any definitive registered notes at our office or agency in New York City, which initially will be the office or agency of the trustee in New York City.

Reference to payments of interest in this section, unless the context otherwise requires, refer to the payment of interest and additional amounts in respect to taxes, if any.

Optional Redemption by the Issuer

The issuer may redeem the notes of any series, in whole or in part, at any time or from time to time, on at least 20 days’, but not more than 60 days’, prior notice delivered to the registered address of each holder of the relevant notes, with a copy of such notice delivered to the trustee. The redemption prices will be equal to the greater of (1) 100% of the principal amount of the series of notes to be redeemed or (2) the sum of the present values of the Remaining Scheduled Payments (as defined below) on the series of notes being redeemed discounted, on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months), using a discount rate equal to the sum of the Treasury Rate (as defined below) plus 50 basis points, in the case of the

2024 notes, and 50 basis points, in the case of the 2028 notes, plus in each case accrued and unpaid interest thereon, if any (including additional interest, if any), to, but not including, the redemption date; provided that if the issuer redeems the notes of any series on or after the applicable Par Call Date for such series, the redemption price for such notes will be equal to 100% of the aggregate principal amount of such notes being redeemed, plus accrued and unpaid interest thereon, if any (including additional interest, if any), to, but not including, the redemption date.

Notice of any redemption of any series of notes in connection with a corporate transaction (including an equity offering, an incurrence of indebtedness or a change of control) may, at the issuer’s discretion, be given prior to the completion thereof and any such redemption or notice may, at the issuer’s discretion, be subject to one or more conditions precedent, including, but not limited to, completion of the related transaction. If such redemption or purchase is so subject to satisfaction of one or more conditions precedent, such notice shall describe each such condition, and such notice may be rescinded or the redemption date delayed in the event that any or all such conditions shall not have been satisfied by the redemption date. In addition, the issuer may provide in such notice that payment of the redemption price and performance of its obligations with respect to such redemption may be performed by another person.

“Comparable Treasury Issue” means the United States Treasury security selected by an Independent Investment Banker as having a maturity comparable to the remaining term to the Par Call Date of the applicable series of notes to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term to the Par Call Date of such series of notes.

“Comparable Treasury Price” means, with respect to any redemption date, (1) the average of the Reference Treasury Dealer Quotations for such redemption date after excluding the highest and lowest of such Reference Treasury Dealer Quotations or (2) if the Independent Investment Banker obtains fewer than five such Reference Treasury Dealer Quotations, the average of all such quotations.

“Independent Investment Banker” means one of the Reference Treasury Dealers appointed by us.

“Par Call Date” means (i) with respect to the 2024 notes, January 15, 2024 (the date that is three months prior to the maturity date of such notes) and (ii) with respect to the 2028 notes, December 1, 2027 (the date that is three months prior to the maturity date of such notes).

“Reference Treasury Dealer” means each of Barclays Capital Inc., BNP Paribas Securities Corp., Citigroup Global Markets Inc., Credit Suisse Securities (USA) LLC, HSBC Securities (USA) Inc. and Merrill Lynch, Pierce Fenner & Smith Incorporated and their respective successors. If any of the foregoing shall cease to be a Primary Treasury Dealer, we will substitute another nationally recognized investment banking firm that is a Primary Treasury Dealer.

“Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the Independent Investment Banker, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Independent Investment Banker by such Reference Treasury Dealer at 3:30 p.m., New York City time, on the third Business Day preceding such redemption date.

“Remaining Scheduled Payments” means, with respect to each note to be redeemed, the remaining scheduled payments of principal of and interest on such note as if redeemed on the applicable Par Call Date. If the applicable redemption date is not an interest payment date with respect to such note, the amount of the next succeeding scheduled interest payment on such note will be reduced by the amount of interest accrued on such note to such redemption date.

“Treasury Rate” means, with respect to any redemption date, the rate per year equal to the semi-annual equivalent yield to maturity (computed as of the second Business Day immediately preceding such redemption date) of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date.

On and after the redemption date, interest will cease to accrue on the applicable series of notes or any portion of such series as is called for redemption (unless we default in the payment of the redemption price and accrued interest). On or prior to the redemption date, we will deposit with a paying agent (or the trustee) money sufficient to pay the redemption price of and accrued interest on the notes to be redeemed on such date. If less than all of the notes of such series are to be redeemed, the notes of such series to be redeemed shall be selected by the trustee on a pro rata basis, by lot or by such method as the trustee shall deem fair and appropriate and subject to the rules of the applicable depositary.

The terms of the notes do not prevent Teva, Teva Finance III or any of Teva’s other subsidiaries from purchasing notes on the open market.

Certain Covenants

Limitations on Secured Debt. If Teva or any of its subsidiaries creates, incurs, assumes or suffers to exist any lien on any of its property (including a subsidiary’s stock or debt) to secure other debt, Teva will secure the notes on the same basis for so long as such other debt is so secured, unless, after giving effect to such lien, the aggregate amount of the secured debt then outstanding (not including debt secured by liens permitted below) plus the value of all sale and leaseback transactions described in paragraph (3) of “—Limitations on Sales and Leasebacks” below would not exceed 10% of Teva’s Consolidated Net Worth. The restrictions do not apply to the following liens:

•	liens existing as of the date when Teva Finance III first issues such series of notes pursuant to the indenture;

•	liens on property created, incurred or assumed prior to, at the time of or within 120 days after the date of acquisition, completion of construction or completion of improvement of such property to secure all or part of the cost of acquiring, constructing or improving all or any part of such property;

•	landlord’s, material men’s, carriers’, workmen’s, repairmen’s or other like liens arising in the ordinary course of business in respect of obligations which are not overdue or which are being contested in good faith in appropriate proceedings;

•	liens existing on any property of a corporation or other entity at the time it became or becomes a subsidiary of Teva (provided that the lien has not been created or assumed in contemplation of that corporation or other entity becoming a subsidiary of Teva);

•	liens securing debt owing by a subsidiary to Teva or to one or more of its subsidiaries;

•	liens in favor of any governmental authority of any jurisdiction securing the obligation of Teva or any of its subsidiaries pursuant to any contract or payment owed to that entity pursuant to applicable laws, regulations or statutes; and

•	any extension, renewal, substitution or replacement of the foregoing, provided that the principal amount is not increased and that such lien is not extended to other property.

“Consolidated Net Worth” means the stockholders’ equity of the guarantor and its consolidated subsidiaries, as shown on the audited consolidated balance sheet of the guarantor’s latest annual report to stockholders, prepared in accordance with accounting principles generally accepted in the United States.

Limitations on Sales and Leasebacks. Teva will not, and will not permit any subsidiary to, enter into any sale and leaseback transaction covering any property after the date when Teva Finance III first issues such series of notes pursuant to the indenture unless:

1.	the sale and leaseback transaction:

A.	involves a lease for a period, including renewals, of not more than five years;

B.	occurs within 270 days after the date of acquisition, completion of construction or completion of improvement of such property; or

C.	is with Teva or one of its subsidiaries; or

2.	Teva or any subsidiary, within 270 days after the sale and leaseback transaction shall have occurred, applies or causes to be applied an amount equal to the value of the property so sold and leased back at the time of entering into such arrangement to the prepayment, repayment, redemption, reduction or retirement of any indebtedness of Teva or any subsidiary that is not subordinated to the notes and that has a stated maturity of more than twelve months; or

3.	Teva or any subsidiary would be entitled pursuant to the exceptions under “—Limitations on Secured Debt” above to create, incur, issue or assume indebtedness secured by a lien in the property without equally and ratably securing the notes.

Certain Other Covenants

The indenture contains certain other covenants regarding, among other matters, corporate existence and reports to holders of notes.

Additional Tax Amounts

Neither Teva Finance III, as the issuer, nor Teva, as the guarantor, will withhold or deduct from payments made with respect to the notes of any series on account of any present or future Taxes unless such withholding or deduction is required by law. The term “Taxing Jurisdiction” as used herein means with respect to the notes, The Netherlands, Israel or any jurisdiction where a successor to Teva Finance III or Teva is incorporated or organized or considered to be a resident, if other than The Netherlands or Israel, respectively, or any jurisdiction through which payments will be made.

“Taxes” means, with respect to payments on the notes, all taxes, withholdings, duties, assessments or governmental charges of whatever nature imposed or levied by or on behalf of any Taxing Jurisdiction or any political subdivision thereof or any authority or agency therein or thereof having power to tax.

In the event that Teva Finance III or Teva is required to withhold or deduct on account of any such Taxes from any payment made under or with respect to the notes, Teva Finance III or Teva, as the case may be, will:

•	withhold or deduct such amounts;

•	pay such additional tax amounts so that the net amount received by each holder or beneficial owner of the relevant notes, including those additional tax amounts, will equal the amount that such holder or beneficial owner would have received if such Taxes had not been required to be withheld or deducted; and

•	pay the full amount withheld or deducted to the relevant tax or other authority in accordance with applicable law,

except that no such additional amounts will be payable in respect of any note:

1)

to the extent that such Taxes are imposed or levied by reason of such holder (or the beneficial owner) having some present or former connection with the Taxing Jurisdiction other than the mere holding (or beneficial ownership) of such note or receiving principal or interest payments on the notes (including but not limited to citizenship, nationality, residence, domicile, or the existence of a business, permanent establishment, a dependent agent, a place of business or a place of management present or deemed present in the Taxing Jurisdiction);

2)	in respect of any Taxes that would not have been so withheld or deducted but for the failure by the holder or the beneficial owner of the notes to make a declaration of non-residence, or any other claim or filing for exemption to which it is entitled or otherwise comply with any reasonable certification, identification, information, documentation or other reporting requirement concerning nationality, residence, identity or connection with the Taxing Jurisdiction if (a) compliance is required by applicable law, regulation, administrative practice or treaty as a precondition to exemption from all or part of the Taxes, (b) the holder (or beneficial owner) is able to comply with these requirements without undue hardship and (c) we have given the holders (or beneficial owners) at least 30 calendar days prior notice that they will be required to comply with such requirement;

3)	to the extent that such Taxes are imposed by reason of any estate, inheritance, gift, sales, transfer or personal property taxes imposed with respect to the notes, except as otherwise provided in the indenture;

4)	to the extent that any such Taxes would not have been imposed but for the presentation of such notes, where presentation is required, for payment on a date more than 30 days after the date on which such payment became due and payable or the date on which payment thereof is duly provided for, whichever is later, except to the extent that the holder would have been entitled to additional tax amounts had the notes been presented for payment on any date during such 30-day period;

5)	in respect of any Taxes imposed under Sections 1471-1474 of the Internal Revenue Code of 1986, as amended, any applicable U.S. Treasury Regulations promulgated thereunder, or any judicial or administrative interpretations of any of the foregoing; or

6)	any combination of items 1 through 5 above.

Teva Finance III, as the issuer, and Teva, as the guarantor, will pay any present or future stamp, court or documentary taxes or any other excise or property taxes, charges or similar levies that arise from the execution, delivery, enforcement or registration of the notes of any series or any other document or instrument in relation thereto.

Tax Redemption

The notes of any series may be redeemed as a whole, but not in part, at the option of Teva Finance III, Teva or any successor to Teva Finance III or Teva, as the case may be, at any time prior to maturity, upon the giving of not less than 20 days’ nor more than 60 days’ notice of tax redemption to the trustee and the holders of the applicable series of notes, if Teva Finance III or Teva determines that, as a result of:

•	any change in or amendment to the laws, or any regulations or rulings promulgated under the laws of the Taxing Jurisdiction or any political subdivision or taxing authority of or in the Taxing Jurisdiction affecting taxation, or

•	any change in official position regarding the application or interpretation of the laws, regulations or rulings referred to above,

which change or amendment becomes effective or, in the case of a change in official position, is announced on or after the issuance of such series of notes, Teva Finance III, Teva or any successor to Teva Finance III or Teva, as the case may be, is or will become obligated to pay additional tax amounts with respect to the notes, as described above under “—Additional Tax Amounts,” provided that Teva Finance III or Teva (or any of their respective successors) determines that such obligation cannot be avoided by Teva Finance III or Teva (or any of their respective successors), as the case may be, taking reasonable measures available to it.

The redemption price will be equal to 100% of the principal amount of the applicable series of notes plus accrued and unpaid interest, if any (including additional interest, if any), to, but not including, the date fixed for redemption. The date and the applicable redemption price will be specified in the notice of tax redemption, which notice will be given not earlier than 90 days prior to the earliest date on which Teva Finance III (or its successor) or, as the case may be, Teva (or its successor) would be obligated to pay such additional tax amounts if a payment in respect of the relevant notes were actually due on such date. The notes can be redeemed if, at the time such notice of redemption is given, such obligation to pay such additional tax amounts remains in effect.

Prior to giving the notice of a tax redemption, Teva Finance III, Teva or any successor to Teva Finance III or Teva, as the case may be, will deliver to the trustee:

•	a certificate signed by a duly authorized officer stating that Teva Finance III, Teva or any successor to Teva Finance III or Teva, as the case may be, is entitled to effect the redemption and setting forth a statement of facts showing that the conditions precedent to the right of Teva Finance III, Teva or any successor to Teva Finance III or Teva, as the case may be, to so redeem have occurred; and

•	an opinion of independent legal counsel of recognized standing to that effect based on the statement of facts.

Events of Default

Each of the following constitutes an event of default under the indenture with respect to each series of notes:

(1)	Teva Finance III’s failure to pay when due the principal and premium, if any, on such series of notes issued under the indenture at maturity or upon redemption;

(2)	Teva Finance III’s failure to pay an installment of interest (including additional amounts and additional interest, in each case, if any) on such series of notes issued under the indenture for 30 days after the date when due;

(3)	Teva’s failure to perform its obligations under its guarantees under the indenture relating to such series of notes;

(4)	except as permitted by the indenture, the related guarantee by Teva shall be held in any final, non-appealable judicial proceeding to be unenforceable or invalid or shall cease for any reason to be in full force and effect or Teva, or any person acting on behalf of the Teva, shall deny or disaffirm its obligations under that guarantee;

(5)	Teva’s or Teva Finance III’s failure to perform or observe any other term, covenant or agreement contained in the indenture or the relevant notes issued under it for a period of 60 days after written notice of such failure, requiring Teva or Teva Finance III, as the case may be, to remedy the same, shall have been given to Teva or Teva Finance III, as the case may be, by the trustee or to Teva or Teva Finance III, as the case may be, and the trustee by the holders of at least 25% in aggregate principal amount of such series of notes then outstanding;

(6)	Teva’s or Teva Finance III’s default under any Indebtedness (as defined below) for money borrowed by it, the aggregate outstanding principal amount of which is in an amount in excess of $250 million, for a period of 30 days after written notice to Teva Finance III by the trustee or to Teva Finance III and the trustee by holders of at least 25% in aggregate principal amount of the relevant notes then outstanding, which default:

•	is caused by Teva or Teva Finance III’s, as the case may be, failure to pay when due principal or interest on such Indebtedness by the end of the applicable grace period, if any, unless such Indebtedness is discharged; or

•	results in the acceleration of such Indebtedness, unless such acceleration is waived, cured, rescinded or annulled; and

(7)	Teva or Teva Finance III’s bankruptcy, insolvency or reorganization.

The indenture provides that the trustee shall (other than in the case of (7) above, which shall result in the notes of a series becoming immediately due and payable), within 90 days of the occurrence of a default under the indenture, give to the registered holders of the notes of such series notice of all defaults that have occurred and are continuing known to it, but the trustee shall be protected in withholding such notice if it, in good faith, determines that the withholding of such notice is in the best interest of such registered holders, except in the case of a default in the payment of the principal of or interest on, any of the notes when due or in the payment of any redemption or repurchase obligation.

If an event of default under the indenture shall occur and be continuing, the trustee or the holders of at least 25% in aggregate principal amount of the notes of such series affected then outstanding may declare the principal amount of such series of notes due and payable, together with accrued and unpaid interest, if any (including additional interest, if any), and then the trustee may, at its discretion, proceed to protect and enforce the rights of the holders of such series of notes by appropriate judicial proceedings. Such declaration may be rescinded or annulled with the written consent of the holders of a majority in aggregate principal amount of such series of notes then outstanding.

The indenture contains a provision entitling the trustee, subject to the duty of the trustee during default to act with the required standard of care, to be indemnified to its satisfaction by the holders of the notes before proceeding to exercise any right or power under the indenture at the request of such holders. The indenture provides that, subject to the conditions set forth therein, the holders of a majority in aggregate principal amount of the notes of a series then outstanding shall have the right to direct the time, method, and place of conducting any proceeding for any remedy available to the Trustee, or exercising any trust or power conferred on the Trustee with respect to such series of notes by the indenture.

Teva Finance III will be required to furnish annually to the trustee a statement as to its compliance with all conditions and covenants under the indenture.

“Indebtedness” means, with respect to any person:

(1)	any liability for borrowed money, or evidenced by an instrument for the payment of money, or incurred in connection with the acquisition of any property, services or assets (including securities), or relating to a capitalized lease obligation, other than accounts payable or any other indebtedness to trade creditors created or assumed by such person in the ordinary course of business in connection with the obtaining of materials or services;

(2)	obligations under exchange rate contracts or interest rate protection agreements;

(3)	any obligations to reimburse Teva Finance III of any letter of credit, surety bond, performance bond or other guarantee of contractual performance;

(4)	any liability of another person of the type referred to in clause (1), (2) or (3) which has been assumed or guaranteed by such person; and

(5)	any obligations described in clauses (1) through (3) secured by any mortgage, pledge, lien or other encumbrance existing on property which is owned or held by such person, regardless of whether the indebtedness or other obligation secured thereby shall have been assumed by such person.

Consolidation, Merger or Assumption

Teva Finance III may, without the consent of the holders of the notes, consolidate with, merge into or transfer all or substantially all of its respective assets to any other corporation, limited liability company, partnership, joint venture, association, joint stock company or trust organized under the laws of The Netherlands, in the case of Teva Finance III, provided that:

•	the successor entity assumes all of the obligations of Teva Finance III under the indenture and the notes; and

•	at the time of such transaction, no event of default, and no event which, after notice or lapse of time, would become an event of default, shall have happened and be continuing.

Under the terms of the indenture, Teva may, without the consent of the holders of notes, consolidate with, merge into or transfer all or substantially all of its assets to any other corporation, provided that:

•	the successor corporation assumes all of the obligations of Teva under the indenture and the notes; and

•	at the time of such transaction, no event of default, and no event which, after notice or lapse of time, would become an event of default, shall have happened and be continuing.

The indenture provides that so long as any notes are outstanding, all of Teva Finance III’s capital stock or membership interests, as applicable, will be owned directly or indirectly by Teva or its successor.

Modifications and Amendments

Changes Requiring Approval of Each Affected Holder

The indenture provides that it cannot be modified or amended without the written consent or the affirmative vote of the holder of each note affected by such change to:

•	change the maturity of the principal of or any installment of interest on such note;

•	reduce the principal amount of or interest on such note;

•	change the currency of payment of that note or interest thereon;

•	impair the right to institute suit for the enforcement of any payment on or with respect to such note;

•	modify Teva Finance III’s obligations to maintain an office or agency in New York City;

•	modify Teva’s obligation to own, directly or indirectly, all of Teva Finance III’s outstanding capital stock or membership interests, as applicable;

•	modify the redemption provisions of the indenture in a manner adverse to the holders of such series of notes;

•	modify the applicable guarantee in a manner adverse to the holders of such series of notes;

•	reduce the percentage in aggregate principal amount of outstanding notes of such series necessary to modify or amend the indenture or to waive any past default; or

•	reduce the percentage in aggregate principal amount of notes of a series outstanding required for the adoption of a resolution.

Changes Requiring Majority Approval

Except as described above, the indenture may be modified or amended with the written consent of the holders of at least a majority in aggregate principal amount of the series of notes affected at the time outstanding.

Changes Requiring No Approval

The indenture or the notes may be modified or amended by Teva Finance III, Teva and the trustee, without the consent of the holder of any note of a given series, for the purposes of, among other things:

•	securing any series of notes or confirming and evidencing the release of security when such security is not required under the indenture;

•	adding to Teva or Teva Finance III’s covenants for the benefit of the holders of the notes;

•	surrendering any right or power conferred upon Teva or Teva Finance III;

•	providing for the assumption of Teva or Teva Finance III’s obligations to the holders of the notes of such series in the case of a merger, consolidation, conveyance, transfer or lease;

•	complying with the requirements of the SEC in order to effect or maintain the qualification of the indenture under the Trust Indenture Act of 1939, as amended;

•	curing any ambiguity, supplying any omission or correcting any defective provision contained in the indenture; provided that such modification or amendment does not, in the good faith opinion of Teva Finance III’s managing and supervisory directors, adversely affect the interests of the holders of notes in any material respect; and provided, further, that any amendment made solely to conform the provisions of the indenture to the description of the notes contained in the offering memorandum will not be deemed to adversely affect the interests of the holders of the notes;

•	evidencing the assumption by Teva (or any successor) of all obligations and release of the issuer; provided that no event of default under the indenture shall have occurred and be continuing;

•	evidencing the acceptance of appointment by a successor trustee;

•	adding guarantors or co-obligors to a series or releasing guarantors in accordance with the indenture;

•	make such provisions as may be necessary to issue any exchange notes issued in exchange for notes pursuant to a registration rights agreement or similar agreement; or

•	adding or modifying any other provisions which Teva Finance III or Teva, as the case may be, and the trustee may deem necessary or desirable and which will not adversely affect the interests of the holders of notes.

Satisfaction and Discharge

Teva Finance III and Teva may satisfy and discharge their obligations under the indenture with respect to any series of notes while the notes remain outstanding if:

•	all outstanding notes with respect to such series issued under the indenture have become due and payable at their scheduled maturity; or

•	all outstanding notes issued under the indenture with respect to such series have been called for redemption,

and, in either case, Teva Finance III has deposited with the trustee an amount sufficient to pay and discharge all outstanding notes of such series issued under the indenture on the date of their scheduled maturity or the scheduled date of redemption, as the case may be.

Governing Law

The indenture is and the notes will be governed by, and construed in accordance with, the law of the State of New York.

Information Concerning the Trustee and Paying Agent

The Bank of New York Mellon has been appointed by us as trustee, paying agent, transfer agent, registrar and custodian with regard to the notes of each series. The Bank of New York Mellon or its affiliates may from time to time in the future provide banking and other services to us in the ordinary course of their business. The Bank of New York Mellon shall be under no obligation to exercise any of the trusts or powers vested in it by the indenture at the request, order or direction of any of the holders of the notes of a series pursuant to the indenture, unless such holders shall have offered to the trustee security or indemnity satisfactory to it against the costs, expenses and liabilities which might be incurred therein or thereby.

DESCRIPTION OF THE EXCHANGE EURO NOTES

We issued the Original Euro Notes and will issue the Exchange Euro Notes pursuant to a a senior indenture dated as of March 14, 2018, by and among Teva Finance II, Teva and The Bank of New York Mellon, as trustee, as supplemented by a supplemental indenture, dated as of March 14, 2018, by and among Teva Finance II, Teva, The Bank of New York Mellon, as trustee, and The Bank of New York Mellon, London Branch, as paying agent. The terms of the Exchange Euro Notes include those stated in the indenture and, except as specified below, those made part of such Indenture by reference to the Trust Indenture Act. The Exchange Euro Notes are subject to all such terms pursuant to the provisions of the indenture, and Holders of the Exchange Euro Notes are referred to the indenture and the Trust Indenture Act for a statement thereof.

The following is a summary of the material provisions of the indenture. Because this is a summary, it may not contain all the information that is important to you. You should read the indenture in its entirety. Copies of the indenture are available as described under “Incorporation of Certain Documents by Reference.”

When we refer to Teva or the guarantor in this section, we refer only to Teva Pharmaceutical Industries Limited, an Israeli corporation. When we refer to Teva Finance II or the issuer in this section, we refer to Teva Pharmaceutical Finance Netherlands II B.V., an indirect, wholly-owned subsidiary of Teva organized as a Dutch private limited liability company.

In this section, we refer to the senior indenture referenced in the first paragraph of this section, as supplemented, as “the indenture”; we refer to the 2022 Exchange Euro Notes as the 2022 notes and the 2025 Exchange Euro Notes as the 2025 notes; and when we refer to the 2022 notes and the 2025 notes, each as a series of notes and, collectively, as the “notes,” we refer to the Exchange Euro Notes.

Brief Description of the Notes

The notes will:

•	initially be limited to:

•	€700,000,000 aggregate principal amount of the 2022 notes; and

•	€900,000,000 aggregate principal amount of the 2025 notes;

subject to reopening of the notes at the discretion of the issuer;

•	accrue interest at a rate of:

•	3.250% on the 2022 notes, payable semi-annually in arrears on April 15 and October 15 of each year, beginning on October 15, 2018; and

•	4.500% on the 2025 notes, payable semi-annually in arrears on March 1 and September 1 of each year, beginning on September 1, 2018;

•	constitute general unsecured obligations of the issuer;

•

be redeemable (in addition to being redeemable as set forth below under “—Tax Redemption”) at the option of Teva Finance II at any time at the greater of (1) 100% of the principal amount of the series of notes to be redeemed or (2) the sum of the present values of the Remaining Scheduled Payments (as defined below) on the series of notes being redeemed discounted, on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months), at the applicable Reinvestment Rate (as defined below), plus in each case accrued and unpaid interest thereon, if any (including additional interest, if any), to, but not including, the redemption date; provided that if the issuer redeems the notes of any series on or after the applicable Par Call Date (as defined below) for such series, the redemption price for such notes will be equal to 100% of the aggregate principal amount of such notes being redeemed, plus accrued and unpaid interest thereon, if any (including additional interest, if any), to, but not including, the redemption date;

•	are due on:

•	April 15, 2022, in the case of the 2022 notes; and

•	March 1, 2025, in the case of the 2025 notes;

in each case, unless earlier redeemed by the issuer.

The indenture does not contain any financial covenants or restrictions on the amount of additional indebtedness that Teva, Teva Finance II or any of Teva’s other subsidiaries may incur except as described in “—Certain Covenants” below. The indenture does not protect you in the event of a highly leveraged transaction or change of control of Teva or Teva Finance II. The notes do not contain any sinking fund provisions.

Teva Finance II may, without the consent of the holders, issue additional notes of any series under the indenture with the same terms (except for the issue date, issue price and, in some cases, the first payment of interest or interest accruing prior to the issue date of such additional notes) and with the same ISIN number as the notes of such series offered hereby in an unlimited aggregate principal amount; provided that if the additional notes of a series are not fungible with the notes of such series for United States federal income tax purposes, such additional notes will have a separate ISIN number. Any additional debt securities having such similar terms, together with the notes, could be considered part of the same series of notes under the indenture; provided that, in the case of any notes represented by global notes, for so long as may be required by the Securities Act or the procedures of the common depositary, Euroclear or Clearstream (or a successor or clearing system), such additional notes will be represented by one or more separate global notes in accordance with the terms of the indenture and subject to applicable transfer or other restrictions. We may also from time to time repurchase notes in open market purchases or negotiated transactions without giving prior notice to holders.

Application has been made to the Irish Stock Exchange plc to list the notes on the Official List of the Irish Stock Exchange and to admit the notes to trading on the Global Exchange Market thereof. The application to list the notes on the Official List of the Irish Stock Exchange and to admit the notes to trading on the Global Exchange Market may not be approved and settlement is not conditioned on obtaining such listing.

Description of the Guarantees

Teva will irrevocably and unconditionally guarantee the punctual payment when due, whether at maturity, upon redemption, by acceleration or otherwise, of the principal of and premium and interest (including any additional amounts in respect of taxes as provided herein), if any, on the notes of each series as well as all other amounts due and payable under the indenture. The respective guarantees will be enforceable by the trustee, the holders of the applicable notes and their successors, transferees and assigns.

Each guarantee will be an unsecured senior obligation of Teva. As indebtedness of Teva, each guarantee will rank:

•	senior to the rights of creditors under indebtedness expressly subordinated to the guarantee (at December 31, 2017, Teva had no subordinated indebtedness outstanding);

•	equally with other unsecured indebtedness of Teva from time to time outstanding other than any that is subordinated to the guarantee (at December 31, 2017, Teva had approximately $32.5 billion of senior unsecured indebtedness outstanding);

•	effectively junior to Teva’s secured indebtedness up to the value of the collateral securing that indebtedness (at December 31, 2017, Teva had no secured indebtedness outstanding); and

•	effectively junior to the indebtedness and other liabilities of Teva’s subsidiaries (at December 31, 2017, Teva’s subsidiaries, other than finance subsidiaries, had a de minimis amount of indebtedness outstanding).

Payment of Interest and Principal

Interest on the Notes

The 2022 notes will bear interest at the rate of 3.250% per year, payable semi-annually in arrears on April 15 and October 15 of each year, beginning October 15, 2018, to the holders of record at the close of business on the preceding April 1 and October 1, respectively, whether or not a Business Day (as defined below). The 2025 notes will bear interest at the rate of 4.500% per year, payable semi-annually in arrears on March 1 and September 1 of each year, beginning September 1, 2018, to the holders of record at the close of business on the preceding February 15 and August 15, respectively, whether or not a Business Day. If an interest payment date for the notes falls on a day that is not a Business Day, interest will be payable on the next succeeding Business Day with the same force and effect as if made on such interest payment date and no interest shall accrue thereon on account of such delay. Interest on the notes will be computed on the basis of a 360-day year comprised of twelve 30-day months, and will accrue from March 14, 2018, or from the most recent interest payment date to which interest has been paid to, but not including, the next interest payment date. Additional interest may accrue on the notes in certain circumstances pursuant to the Registration Rights Agreement.

“Business Day” means any day on which commercial banks and foreign exchange markets are open for business in New York and London; provided that, for purposes of payments on the notes, a “Business Day” must be a day on which the Trans-European Automated Real-Time Gross Settlement Express Transfer System (TARGET) is operating.

Mechanics of Payment

Payments on the notes represented by global notes will be made through the principal paying agent. Payments on the notes will be made in euros at the specified office or agency of the principal paying agent; provided that all such payments with respect to notes represented by one or more global notes deposited with and registered in the name of the common depositary or its nominee for the accounts of Euroclear and Clearstream, will be by wire transfer of immediately available funds to the account specified in writing by the holder or holders thereof to the common depositary.

In addition, at our option, if physical notes (as defined below under “Provisions Relating to the Notes While Represented by the Global Notes”) are issued, we may make payments by wire transfer to the account specified by the holder or holders thereof as notified to the principal paying agent in writing at least 15 days prior to such payment date.

Reference to payments of interest in this section, unless the context otherwise requires, refer to the payment of interest and additional amounts in respect to taxes, if any.

Optional Redemption by the Issuer

The issuer may redeem the notes of any series, in whole or in part, at any time or from time to time, on at least 20 days’, but not more than 60 days’, prior notice delivered to the registered address of each holder of the relevant notes, with a copy of such notice delivered to the trustee and the paying agent. The redemption prices will be equal to the greater of (1) 100% of the principal amount of the series of notes to be redeemed or (2) the sum of the present values of the Remaining Scheduled Payments (as defined below) on the series of notes being redeemed discounted, on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months), at the applicable Reinvestment Rate (as defined below), plus in each case accrued and unpaid interest thereon, if any (including additional interest, if any), to, but not including, the redemption date; provided that if the issuer redeems the notes of any series on or after the applicable Par Call Date for such series, the redemption price for such notes will be equal to 100% of the aggregate principal amount of such notes being redeemed, plus accrued and unpaid interest thereon, if any (including additional interest, if any), to, but not including, the redemption date.

Notice of any redemption of any series of notes in connection with a corporate transaction (including an equity offering, an incurrence of indebtedness or a change of control) may, at the issuer’s discretion, be given prior to the completion thereof and any such redemption or notice may, at the issuer’s discretion, be subject to one or more conditions precedent, including, but not limited to, completion of the related transaction. If such redemption or purchase is so subject to satisfaction of one or more conditions precedent, such notice shall describe each such condition, and such notice may be rescinded or the redemption date delayed in the event that any or all such conditions shall not have been satisfied by the redemption date. In addition, the issuer may provide in such notice that payment of the redemption price and performance of its obligations with respect to such redemption may be performed by another person.

“Independent Investment Banker” means a bank appointed by Teva Finance II which is a primary European government security dealer, and any of its successors, or a market maker in pricing corporate bond issues.

“Par Call Date” means (i) with respect to the 2022 notes, January 15, 2022 (the date that is three months prior to the maturity date of such notes) and (ii) with respect to the 2025 notes, December 1, 2024 (the date that is three months prior to the maturity date of such notes).

“Reference Bund” means, with respect to the 2022 notes, the 0.000% Federal Government Bond of Bundesrepublik Deutschland due April 8, 2022, with ISIN DE0001141752 and, with respect to the 2025 notes, the 0.500% Federal Government Bond of Bundesrepublik Deutschland due February 15, 2025, with ISIN DE0001102374.

“Reference Dealers” means the Independent Investment Banker and each of the three other banks selected by Teva Finance II which are primary European government security dealers, and their respective successors, or market makers in pricing corporate bond issues.

“Reinvestment Rate” means, with respect to the 2022 notes, 0.500%, and, with respect to the 2025 notes, 0.500%, plus, in each case, the greater of (i) the average of the four quotations given by the Reference Dealers of the mid-market semi-annual yield to maturity of the Reference Bund at 11:00 a.m. (Central European time (“CET”)) on the fourth Business Day preceding such redemption date and if the Reference Bund is no longer outstanding, a Similar Security will be chosen by the Independent Investment Banker at 11:00 a.m. (CET) on the third Business Day in London preceding such redemption date, quoted in writing by the Independent Investment Banker to Teva Finance II and (ii) zero.

“Remaining Scheduled Payments” means, with respect to each note to be redeemed, the remaining scheduled payments of principal of and interest on such note as if redeemed on the applicable Par Call Date. If the applicable redemption date is not an interest payment date with respect to such note, the amount of the next succeeding scheduled interest payment on such note will be reduced by the amount of interest accrued on such note to such redemption date.

“Similar Security” means a reference bond or reference bonds issued by the German Federal Government having an actual or interpolated maturity comparable with the Par Call Date of the applicable series of notes to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the Par Call Date of such series of notes.

On and after the redemption date, interest will cease to accrue on the applicable series of notes or any portion of such series as is called for redemption (unless we default in the payment of the redemption price and accrued interest). On or prior to the redemption date, we will deposit with the paying agent money sufficient to pay the redemption price of and accrued interest on the notes to be redeemed on such date. If less than all of the notes of such series are to be redeemed, the notes to be redeemed of such series shall be selected by the trustee on a pro rata basis, by lot or by such method as the trustee shall deem fair and appropriate and subject to the rules of the applicable depositary.

The terms of the notes do not prevent Teva, Teva Finance II or any of Teva’s other subsidiaries from purchasing notes on the open market.

Certain Covenants

Limitations on Secured Debt. If Teva or any of its subsidiaries creates, incurs, assumes or suffers to exist any lien on any of its property (including a subsidiary’s stock or debt) to secure other debt, Teva will secure the notes on the same basis for so long as such other debt is so secured, unless, after giving effect to such lien, the aggregate amount of the secured debt then outstanding (not including debt secured by liens permitted below) plus the value of all sale and leaseback transactions described in paragraph (3) of “—Limitations on Sales and Leasebacks” below would not exceed 10% of Teva’s Consolidated Net Worth. The restrictions do not apply to the following liens:

•	liens existing as of the date when Teva Finance II first issues such series of notes pursuant to the indenture;

•	liens on property created, incurred or assumed prior to, at the time of or within 120 days after the date of acquisition, completion of construction or completion of improvement of such property to secure all or part of the cost of acquiring, constructing or improving all or any part of such property;

•	landlord’s, material men’s, carriers’, workmen’s, repairmen’s or other like liens arising in the ordinary course of business in respect of obligations which are not overdue or which are being contested in good faith in appropriate proceedings;

•	liens existing on any property of a corporation or other entity at the time it became or becomes a subsidiary of Teva (provided that the lien has not been created or assumed in contemplation of that corporation or other entity becoming a subsidiary of Teva);

•	liens securing debt owing by a subsidiary to Teva or to one or more of its subsidiaries;

•	liens in favor of any governmental authority of any jurisdiction securing the obligation of Teva or any of its subsidiaries pursuant to any contract or payment owed to that entity pursuant to applicable laws, regulations or statutes; and

•	any extension, renewal, substitution or replacement of the foregoing, provided that the principal amount is not increased and that such lien is not extended to other property.

“Consolidated Net Worth” means the stockholders’ equity of the guarantor and its consolidated subsidiaries, as shown on the audited consolidated balance sheet of the guarantor’s latest annual report to stockholders, prepared in accordance with accounting principles generally accepted in the United States.

Limitations on Sales and Leasebacks. Teva will not, and will not permit any subsidiary to, enter into any sale and leaseback transaction covering any property after the date when Teva Finance II first issues such series of notes pursuant to the indenture unless:

1.	the sale and leaseback transaction:

A.	involves a lease for a period, including renewals, of not more than five years;

B.	occurs within 270 days after the date of acquisition, completion of construction or completion of improvement of such property; or
C.	is with Teva or one of its subsidiaries; or

2.	Teva or any subsidiary, within 270 days after the sale and leaseback transaction shall have occurred, applies or causes to be applied an amount equal to the value of the property so sold and leased back at the time of entering into such arrangement to the prepayment, repayment, redemption, reduction or retirement of any indebtedness of Teva or any subsidiary that is not subordinated to the notes and that has a stated maturity of more than twelve months; or

3.	Teva or any subsidiary would be entitled pursuant to the exceptions under “—Limitations on Secured Debt” above to create, incur, issue or assume indebtedness secured by a lien in the property without equally and ratably securing the notes.

Certain Other Covenants

The indenture contains certain other covenants regarding, among other matters, corporate existence and reports to holders of notes.

Additional Tax Amounts

Neither Teva Finance II, as the issuer, nor Teva, as the guarantor, will withhold or deduct from payments made with respect to the notes of any series on account of any present or future Taxes unless such withholding or deduction is required by law. The term “Taxing Jurisdiction” as used herein means with respect to the notes, The Netherlands, Israel or any jurisdiction where a successor to Teva Finance II or Teva is incorporated or organized or considered to be a resident, if other than The Netherlands or Israel, respectively, or any jurisdiction through which payments will be made.

“Taxes” means, with respect to payments on the notes, all taxes, withholdings, duties, assessments or governmental charges of whatever nature imposed or levied by or on behalf of any Taxing Jurisdiction or any political subdivision thereof or any authority or agency therein or thereof having power to tax.

In the event that Teva Finance II or Teva is required to withhold or deduct on account of any such Taxes from any payment made under or with respect to the notes, Teva Finance II or Teva, as the case may be, will:

•	withhold or deduct such amounts;

•	pay such additional tax amounts so that the net amount received by each holder or beneficial owner of the relevant notes, including those additional tax amounts, will equal the amount that such holder or beneficial owner would have received if such Taxes had not been required to be withheld or deducted; and

•	pay the full amount withheld or deducted to the relevant tax or other authority in accordance with applicable law,

except that no such additional amounts will be payable in respect of any note:

1)	to the extent that such Taxes are imposed or levied by reason of such holder (or the beneficial owner) having some present or former connection with the Taxing Jurisdiction other than the mere holding (or beneficial ownership) of such note or receiving principal or interest payments on the notes (including but not limited to citizenship, nationality, residence, domicile, or the existence of a business, permanent establishment, a dependent agent, a place of business or a place of management present or deemed present in the Taxing Jurisdiction);

2)

in respect of any Taxes that would not have been so withheld or deducted but for the failure by the holder or the beneficial owner of the notes to make a declaration of non-residence, or any other claim or filing for exemption to which it is entitled or otherwise comply with any reasonable certification, identification, information, documentation or other reporting requirement concerning nationality, residence, identity or connection with the Taxing Jurisdiction if (a) compliance is required by applicable law, regulation, administrative practice or treaty as a precondition to exemption from all or part of the Taxes, (b) the holder (or beneficial owner) is able to comply with these requirements without undue hardship and (c) we have given the holders (or beneficial owners) at least 30 calendar days prior notice that they will be required to comply with such requirement;

3)	to the extent that such Taxes are imposed by reason of any estate, inheritance, gift, sales, transfer or personal property taxes imposed with respect to the notes, except as otherwise provided in the indenture;

4)	to the extent that any such Taxes would not have been imposed but for the presentation of such notes, where presentation is required, for payment on a date more than 30 days after the date on which such payment became due and payable or the date on which payment thereof is duly provided for, whichever is later, except to the extent that the holder would have been entitled to additional tax amounts had the notes been presented for payment on any date during such 30-day period;

5)	in respect of any Taxes imposed under Sections 1471-1474 of the Internal Revenue Code of 1986, as amended, any applicable U.S. Treasury Regulations promulgated thereunder, or any judicial or administrative interpretations of any of the foregoing; or

6)	any combination of items 1 through 5 above.

Teva Finance II, as the issuer, and Teva, as the guarantor, will pay any present or future stamp, court or documentary taxes or any other excise or property taxes, charges or similar levies that arise from the execution, delivery, enforcement or registration of the notes of any series or any other document or instrument in relation thereto.

Tax Redemption

The notes of any series may be redeemed as a whole, but not in part, at the option of Teva Finance II, Teva or any successor to Teva Finance II or Teva, as the case may be, at any time prior to maturity, upon the giving of not less than 20 days’ nor more than 60 days’ notice of tax redemption to the trustee and the holders of the applicable series of notes, if Teva Finance II or Teva determines that, as a result of:

•	any change in or amendment to the laws, or any regulations or rulings promulgated under the laws of the Taxing Jurisdiction or any political subdivision or taxing authority of or in the Taxing Jurisdiction affecting taxation, or

•	any change in official position regarding the application or interpretation of the laws, regulations or rulings referred to above,

which change or amendment becomes effective or, in the case of a change in official position, is announced on or after the issuance of such series of notes, Teva Finance II, Teva or any successor to Teva Finance II or Teva, as the case may be, is or will become obligated to pay additional tax amounts with respect to the notes, as described above under “—Additional Tax Amounts,” provided that Teva Finance II or Teva (or any of their respective successors) determines that such obligation cannot be avoided by Teva Finance II or Teva (or any of their respective successors), as the case may be, taking reasonable measures available to it.

The redemption price will be equal to 100% of the principal amount of the applicable series of notes plus accrued and unpaid interest, if any (including additional interest, if any), to, but not including, the date fixed for redemption. The date and the applicable redemption price will be specified in the notice of tax redemption, which notice will be given not earlier than 90 days prior to the earliest date on which Teva Finance II (or its successor) or, as the case may be, Teva (or its successor) would be obligated to pay such additional tax amounts if a payment in respect of the relevant notes were actually due on such date. The notes can be redeemed if, at the time such notice of redemption is given, such obligation to pay such additional tax amounts remains in effect.

Prior to giving the notice of a tax redemption, Teva Finance II, Teva or any successor to Teva Finance II or Teva, as the case may be, will deliver to the trustee:

•	a certificate signed by a duly authorized officer stating that Teva Finance II, Teva or any successor to Teva Finance II or Teva, as the case may be, is entitled to effect the redemption and setting forth a statement of facts showing that the conditions precedent to the right of Teva Finance II, Teva or any successor to Teva Finance II or Teva, as the case may be, to so redeem have occurred; and

•	an opinion of independent legal counsel of recognized standing to that effect based on the statement of facts.

Events of Default

Each of the following constitutes an event of default under the indenture with respect to each series of notes:

(1)	Teva Finance II’s failure to pay when due the principal and premium, if any, on such series of notes issued under the indenture at maturity or upon redemption;

(2)	Teva Finance II’s failure to pay an installment of interest (including additional amounts and additional interest, in each case, if any) on such series of notes issued under the indenture for 30 days after the date when due;

(3)	Teva’s failure to perform its obligations under its guarantees under the indenture relating to such series of notes;

(4)	except as permitted by the indenture, the related guarantee by Teva shall be held in any final, non-appealable judicial proceeding to be unenforceable or invalid or shall cease for any reason to be in full force and effect or Teva, or any person acting on behalf of the Teva, shall deny or disaffirm its obligations under that guarantee;

(5)	Teva’s or Teva Finance II’s failure to perform or observe any other term, covenant or agreement contained in the indenture or the relevant notes issued under it for a period of 60 days after written notice of such failure, requiring Teva or Teva Finance II, as the case may be, to remedy the same, shall have been given to Teva or Teva Finance II, as the case may be, by the trustee or to Teva or Teva Finance II, as the case may be, and the trustee by the holders of at least 25% in aggregate principal amount of such series of notes then outstanding;

(6)	Teva’s or Teva Finance II’s default under any Indebtedness (as defined below) for money borrowed by it, the aggregate outstanding principal amount of which is in an amount in excess of $250 million, for a period of 30 days after written notice to Teva Finance II by the trustee or to Teva Finance II and the trustee by holders of at least 25% in aggregate principal amount of the relevant notes then outstanding, which default:

•	is caused by Teva or Teva Finance II’s, as the case may be, failure to pay when due principal or interest on such Indebtedness by the end of the applicable grace period, if any, unless such Indebtedness is discharged; or

•	results in the acceleration of such Indebtedness, unless such acceleration is waived, cured, rescinded or annulled; and

(7)	Teva or Teva Finance II’s bankruptcy, insolvency or reorganization.

The indenture provides that the trustee shall (other than in the case of (7) above, which shall result in the notes of a series becoming immediately due and payable), within 90 days of the occurrence of a default under the indenture, give to the registered holders of the notes of such series notice of all defaults that have occurred and are continuing known to it, but the trustee shall be protected in withholding such notice if it, in good faith, determines that the withholding of such notice is in the best interest of such registered holders, except in the case of a default in the payment of the principal of or interest on, any of the notes when due or in the payment of any redemption or repurchase obligation.

If an event of default under the indenture shall occur and be continuing, the trustee or the holders of at least 25% in aggregate principal amount of the notes of such series affected then outstanding may declare the principal amount of such series of notes due and payable, together with accrued and unpaid interest, if any (including additional interest, if any), and then the trustee may, at its discretion, proceed to protect and enforce the rights of the holders of such series of notes by appropriate judicial proceedings. Such declaration may be rescinded or annulled with the written consent of the holders of a majority in aggregate principal amount of such series of notes then outstanding.

The indenture contains a provision entitling the trustee, subject to the duty of the trustee during default to act with the required standard of care, to be indemnified to its satisfaction by the holders of the notes before proceeding to exercise any right or power under the indenture at the request of such holders. The indenture will provide that, subject to the conditions set forth therein, the holders of a majority in aggregate principal amount of the notes of a series then outstanding shall have the right to direct the time, method, and place of conducting any proceeding for any remedy available to the Trustee, or exercising any trust or power conferred on the Trustee with respect to such series of notes by the indenture. Teva Finance II will be required to furnish annually to the trustee a statement as to its compliance with all conditions and covenants under the indenture.

“Indebtedness” means, with respect to any person:

(1)	any liability for borrowed money, or evidenced by an instrument for the payment of money, or incurred in connection with the acquisition of any property, services or assets (including securities), or relating to a capitalized lease obligation, other than accounts payable or any other indebtedness to trade creditors created or assumed by such person in the ordinary course of business in connection with the obtaining of materials or services;

(2)	obligations under exchange rate contracts or interest rate protection agreements;

(3)	any obligations to reimburse Teva Finance II of any letter of credit, surety bond, performance bond or other guarantee of contractual performance;

(4)	any liability of another person of the type referred to in clause (1), (2) or (3) which has been assumed or guaranteed by such person; and

(5)	any obligations described in clauses (1) through (3) secured by any mortgage, pledge, lien or other encumbrance existing on property which is owned or held by such person, regardless of whether the indebtedness or other obligation secured thereby shall have been assumed by such person.

Consolidation, Merger or Assumption

Teva Finance II may, without the consent of the holders of the notes, consolidate with, merge into or transfer all or substantially all of its respective assets to any other corporation, limited liability company, partnership, joint venture, association, joint stock company or trust organized under the laws of The Netherlands, in the case of Teva Finance II, provided that:

•	the successor entity assumes all of the obligations of Teva Finance II under the indenture and the notes; and

•	at the time of such transaction, no event of default, and no event which, after notice or lapse of time, would become an event of default, shall have happened and be continuing.

Under the terms of the indenture, Teva may, without the consent of the holders of notes, consolidate with, merge into or transfer all or substantially all of its assets to any other corporation provided that:

•	the successor corporation assumes all of the obligations of Teva under the indenture and the notes; and

•	at the time of such transaction, no event of default, and no event which, after notice or lapse of time, would become an event of default, shall have happened and be continuing.

The indenture provides that so long as any notes are outstanding, all of Teva Finance II’s capital stock or membership interests, as applicable, will be owned directly or indirectly by Teva or its successor.

Modifications and Amendments

Changes Requiring Approval of Each Affected Holder

The indenture provides that it cannot be modified or amended without the written consent or the affirmative vote of the holder of each note affected by such change to:

•	change the maturity of the principal of or any installment of interest on such note;

•	reduce the principal amount of or interest on such note;

•	change the currency of payment of that note or interest thereon;

•	impair the right to institute suit for the enforcement of any payment on or with respect to such note;

•	modify Teva’s obligation to own, directly or indirectly, all of Teva Finance II’s outstanding capital stock or membership interests, as applicable;

•	modify the redemption provisions of the indenture in a manner adverse to the holders of such series of notes;

•	modify the applicable guarantee in a manner adverse to the holders of such series of notes;

•	reduce the percentage in aggregate principal amount of outstanding notes of such series necessary to modify or amend the indenture or to waive any past default; or

•	reduce the percentage in aggregate principal amount of notes of a series outstanding required for the adoption of a resolution.

Changes Requiring Majority Approval

Except as described above, the indenture may be modified or amended with the written consent of the holders of at least a majority in aggregate principal amount of the series of notes affected at the time outstanding.

Changes Requiring No Approval

The indenture or the notes may be modified or amended by Teva Finance II, Teva and the trustee, without the consent of the holder of any note of a given series, for the purposes of, among other things:

•	securing any series of notes or confirming and evidencing the release of security when such security is not required under the indenture;

•	adding to Teva or Teva Finance II’s covenants for the benefit of the holders of the notes;

•	surrendering any right or power conferred upon Teva or Teva Finance II;

•	providing for the assumption of Teva or Teva Finance II’s obligations to the holders of the notes of such series in the case of a merger, consolidation, conveyance, transfer or lease;

•	complying with the requirements of the SEC in order to effect or maintain the qualification of the indenture under the Trust Indenture Act of 1939, as amended;

•	curing any ambiguity, supplying any omission or correcting any defective provision contained in the indenture; provided that such modification or amendment does not, in the good faith opinion of Teva Finance II’s managing and supervisory directors, adversely affect the interests of the holders of notes in any material respect; and provided, further, that any amendment made solely to conform the provisions of the indenture to the description of the notes contained in the offering memorandum will not be deemed to adversely affect the interests of the holders of the notes;

•	evidencing the assumption by Teva (or any successor) of all obligations and release of the issuer; provided that no event of default under the indenture shall have occurred and be continuing;

•	evidencing the acceptance of appointment by a successor trustee;

•	adding guarantors or co-obligors to a series or releasing guarantors in accordance with the indenture;

•	make such provisions as may be necessary to issue any exchange notes issued in exchange for notes pursuant to a registration rights agreement or similar agreement; or

•	adding or modifying any other provisions which Teva Finance II or Teva, as the case may be, and the trustee may deem necessary or desirable and which will not adversely affect the interests of the holders of notes.

Satisfaction and Discharge

Teva Finance II and Teva may satisfy and discharge their obligations under the indenture with respect to any series of notes while the notes remain outstanding if:

•	all outstanding notes with respect to such series issued under the indenture have become due and payable at their scheduled maturity; or

•	all outstanding notes issued under the indenture with respect to such series have been called for redemption,

and, in either case, Teva Finance II has deposited with the trustee an amount sufficient to pay and discharge all outstanding notes of such series issued under the indenture on the date of their scheduled maturity or the scheduled date of redemption, as the case may be.

Governing Law

The indenture is and the notes will be governed by, and construed in accordance with, the law of the State of New York.

Information Concerning the Trustee and Paying Agent

The Bank of New York Mellon has been appointed by us as trustee, paying agent, transfer agent and registrar with regard to the notes of each series. The Bank of New York Mellon, London Branch, has been appointed by us as the paying agent with respect to the notes of each series and act as common depositary. The Bank of New York Mellon, The Bank of New York Mellon, London Branch or their affiliates may from time to time in the future provide banking and other services to us in the ordinary course of their business. The Bank of New York Mellon and The Bank of New York Mellon, London Branch shall be under no obligation to exercise any of the trusts or powers vested in them by the indenture at the request, order or direction of any of the holders of the notes of a series pursuant to the indenture, unless such holders shall have offered to the trustee and the paying agent security or indemnity satisfactory to them against the costs, expenses and liabilities which might be incurred therein or thereby.

CERTAIN TAX CONSIDERATIONS

Certain United States Federal Income Tax Considerations

The following is a summary of certain United States federal income tax considerations relating to the exchange of Original Notes for Exchange Notes in the exchange offer. It does not contain a complete analysis of all the potential tax considerations relating to the exchange. This summary is limited to holders of Original Notes who hold the Original Notes as “capital assets” (in general, assets held for investment). Special situations, such as the following, are not addressed:

•	tax consequences to holders who may be subject to special tax treatment, such as tax-exempt entities, dealers in securities or currencies, banks, other financial institutions, insurance companies, regulated investment companies, traders in securities that elect to use a mark-to-market method of accounting for their securities holdings or corporations that accumulate earnings to avoid United States federal income tax;

•	tax consequences to persons holding notes as part of a hedging, integrated, constructive sale or conversion transaction or a straddle or other risk reduction transaction;

•	tax consequences to holders whose “functional currency” is not the United States dollar;

•	tax consequences to persons who hold Original Notes through a partnership or similar pass-through entity;

•	tax consequences to U.S. expatriates or entities covered by the anti-inversion rules under the Code, persons who actually or constructively own more than 10% of our stock by vote or value, persons subject to the base erosion and anti-abuse tax, or holders who are members of an “expanded group” or modified expanded group” with the issuers within the meaning of Treasury Regulations under Code Section 355;

•	United States federal gift tax, estate tax or alternative minimum tax consequences, if any; or

•	any state, local or non-United States tax consequences.

If an entity treated as a partnership for U.S. federal income tax purposes holds Original Notes, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. If an investor is a partnership or a partner in a partnership holding Original Notes, such investor should his, her or its tax advisors.

The discussion below is based upon the provisions of the Internal Revenue Code of 1986, as amended, existing and proposed Treasury regulations promulgated thereunder, and rulings, judicial decisions and administrative interpretations thereunder, as of the date hereof. Those authorities may be changed, perhaps retroactively, so as to result in United States federal income tax consequences different from those discussed below.

Consequences of Tendering Original Notes

The exchange of your Original Notes for Exchange Notes in the exchange offer should not constitute an exchange for United States federal income tax purposes because the Exchange Notes should not be considered to differ materially in kind or extent from the Original Notes. Accordingly, the exchange offer should have no United States federal income tax consequences to you if you exchange your Original Notes for Exchange Notes. For example, there should be no change in your tax basis and your holding period should carry over to the Exchange Notes. In addition, the United States federal income tax consequences of holding and disposing of your Exchange Notes should be the same as those applicable to your Original Notes.

The preceding discussion of certain United States federal income tax considerations of the exchange offer is for general information only and is not tax advice. Accordingly, each investor should consult its own tax advisor as to particular tax consequences to it of exchanging Original Notes for Exchange Notes, including the applicability and effect of any state, local or foreign tax laws, and of any proposed changes in applicable laws.

Certain Dutch Tax Considerations

The following is a discussion of certain material Netherlands income tax consequences applicable to a holder of Original Notes relating to the exchange of the Original Notes for the Exchange Notes. This discussion does not purport to describe all possible tax considerations or consequences that may be relevant to holder of Original Notes and does not purport to deal with the tax consequences applicable to all categories of investors, some of which (such as trusts or similar arrangements) may be subject to special rules.

This discussion is included for general information purposes only. In view of its general nature, this discussion should be treated with corresponding caution. Holders of Original Notes should consult with their own tax advisors with regard to the tax consequences of the exchange offer in their particular circumstances.

This section does not apply to:

•	holders of Original Notes if such holders, and in the case of individuals, his/her partner or certain of their relatives by blood or marriage in the direct line (including foster children), have a substantial interest or deemed substantial interest in us under The Netherlands Income Tax Act 2001 (in Dutch: “Wet inkomstenbelasting 2001”). Generally speaking, a holder of securities in a company is considered to hold a substantial interest in such company, if such holder alone or, in the case of individuals, together with his/her partner (as defined in The Netherlands Income Tax Act 2001), directly or indirectly, holds (i) an interest of 5% or more of the total issued and outstanding capital of that company or of 5% or more of the issued and outstanding capital of a certain class of shares of that company; or (ii) rights to acquire, directly or indirectly, such interest; or (iii) certain profit sharing rights in that company that relate to 5% or more of the company’s annual profits and/or to 5% or more of the company’s liquidation proceeds. A deemed substantial interest may arise if a substantial interest (or part thereof) in a company has been disposed of, or is deemed to have been disposed of, on a non-recognition basis;

•	pension funds, fiscal investment institutions (in Dutch: “fiscale beleggingsinstellingen”), exempt investment institutions (in Dutch: “vrijgestelde beleggingsinstellingen”) (as defined in The Netherlands Corporate Income Tax Act 1969; in Dutch: “Wet op de vennootschapsbelasting 1969”) and other entities that are, in whole or in part, not subject to or exempt from Netherlands corporate income tax;

•	holders of Original Notes who are individuals for whom the Original Notes or any benefit derived from the Original Notes are a remuneration or deemed to be a remuneration for activities performed by such holders or certain individuals related to such holders (as defined in The Netherlands Income Tax Act 2001); and

•	entities which are resident of Aruba, Curacao or Sint Maarten that have an enterprise which is carried on through a permanent establishment or permanent representative on Bonaire, Sint Eustatius or Saba and the Original Notes are attributable to such permanent establishment or representative.

Except as otherwise indicated, this summary only addresses Netherlands national tax legislation and published regulations, whereby The Netherlands means the part of the Kingdom of The Netherlands located in Europe, as in effect on the date hereof and as interpreted in published case law until this date, without prejudice to any amendment introduced at a later date and implemented with or without retroactive effect.

Please consult your own tax advisor regarding The Netherlands and non-Netherlands tax considerations of the acquisition, ownership, and disposition of the Exchange Notes.

Holders who do not exchange their Original Notes for Exchange Notes

A holder who does not exchange its Original Note for an Exchange Note pursuant to the exchange offer will not recognize any gain or loss for Netherlands income tax purposes, upon consummation of the exchange offer.

Holders who exchange their Original Notes for Exchange Notes

Since it cannot be excluded that the exchange of an Original Note for an Exchange Note pursuant to the exchange offer constitutes a taxable exchange for Netherlands income tax purposes, the subsections below will describe The Netherlands income tax consequences for holders who exchange their Original Notes for Exchange Notes.

Netherlands Resident Entities

Generally speaking, if the holder of Original Notes is an entity that is a resident or deemed to be a resident of The Netherlands for Netherlands corporate income tax purposes (“Netherlands Resident Entity”), any income under the Original Notes or any gain or loss realized pursuant to the exchange offer is subject to Netherlands corporate income tax at a rate of 20% with respect to taxable profits up to €200,000 and 25% with respect to taxable profits in excess of that amount.

Netherlands Resident Individuals

If a holder of Original Notes is an individual, resident or deemed to be a resident of The Netherlands for Netherlands income tax purposes (“Netherlands Resident Individual”), any income under the Original Notes or any gain or loss realized pursuant to the exchange offer is taxable at the progressive income tax rates (with a maximum of 51.95%), if:

i.	the Original Notes are attributable to an enterprise from which the holder of Original Notes derives a share of the profit, whether as an entrepreneur or as a person who has a co-entitlement to the net worth (in Dutch: “medegerechtigd tot het vermogen”) of such enterprise without being a shareholder (as defined in The Netherlands Income Tax Act 2001); or

ii.	the holder of Original Notes is considered to perform activities with respect to the Original Notes that go beyond ordinary asset management (in Dutch: “normaal, actief vermogensbeheer”) or derives benefits from the notes that are taxable as benefits from other activities (in Dutch: “resultaat uit overige werkzaamheden”).

If the above-mentioned conditions i. and ii. do not apply to the Netherlands Resident Individual holding the Original Notes, the Original Notes are recognized as investment assets and included as such in Netherlands Resident Individual’s net investment base (in Dutch “rendementsgrondslag”). Such holder will be taxed annually on a deemed, variable return of the fair market value of the investment assets less the allowable liabilities at the beginning of the calendar year (1 January) at an income tax rate of 30%. A tax free allowance may be available. Actual income, gains or losses in respect of the Original Notes are not subject to Netherlands income tax.

For the net investment assets on January 1, 2018, a deemed return between 2.02% and 5.38% (depending on the amount of such holder’s net investment assets on January 1, 2018) will be applied. The deemed variable return will be adjusted annually.

Non-residents of The Netherlands

A holder of Original Notes that is neither a Netherlands Resident Entity nor a Netherlands Resident Individual will not be subject to Netherlands taxes on income or capital gains in respect of any income under the Original Notes or in respect of any gain or loss realized pursuant to the exchange offer; provided that:

i.	such holder does not have an interest in an enterprise or deemed enterprise (as defined in The Netherlands Income Tax Act 2001 and The Netherlands Corporate Income Tax Act 1969) which, in whole or in part, is either effectively managed in The Netherlands or carried on through a permanent establishment, a deemed permanent establishment or a permanent representative in The Netherlands and to which enterprise or part of an enterprise the Original Notes are attributable; and

ii.	in the event the holder is an individual, such holder does not carry out any activities in The Netherlands with respect to the Original Notes that go beyond ordinary asset management and does not derive, or is deemed to derive, benefits from the Original Notes that are taxable as benefits from other activities in The Netherlands.

Please consult your own tax advisor concerning the exchange of an Original Note for an Exchange Note pursuant to the exchange offer in light of your particular circumstances under The Netherlands national tax laws and published regulations and the laws of any other taxing jurisdiction.

Certain Israeli Tax Considerations

The following is a summary of certain material Israeli tax considerations relating to the ownership of the Original Notes and/or the Exchange Notes by holders who are not residents of the State of Israel for Israeli tax purposes. It is not, however, a complete analysis of all the potential tax considerations that may be applicable to all potential holders.

The following discussion is for general information purposes only. It is also applicable to beneficial owners of the Original Notes and/or Exchange Notes. Holders of the Original Notes should consult their own tax advisors with respect to the application of Israeli income tax laws to their particular situations as well as any tax consequences arising under any non-Israeli taxing jurisdiction or under any applicable tax treaty.

Israeli Tax Liability on Interest Payable by Teva to Non-Israeli Residents

An individual is subject to tax on interest at a reduced rate of up to 25%. The reduced rate is not available to an individual, if interest expenses are claimed as tax deductions with respect to the notes, if the individual is a “substantial shareholder,” (“substantial shareholder” for these purposes is a shareholder who holds directly or indirectly, including with others, at least 10% of any means of control in the company), if there is a special relationship between the individual and the company paying out the interest (unless certain conditions are met), or if the interest is a business income of the individual. In such cases, the individual will be subject to tax on the interest at his marginal tax rate.

Corporate entities are subject to corporate tax on their interest income. The corporate tax rate is currently 23%.

Non-Israeli residents are required to file an income tax return in Israel if they have Israeli sourced interest income, unless the full amount of tax was withheld.

Withholding Taxes on Interest Payable by Teva to Non-Israeli Residents

An Israeli company paying interest on a note denominated in a foreign currency to an individual who is a non-Israeli resident is required to withhold tax at a rate of 25%, except for (i) interest paid to a “substantial shareholder” (as defined above), or (ii) interest paid to an employee, a service provider or a supplier of such Israeli company, who are subject to withholding tax according to the highest marginal tax rate applicable to individuals. Tax liability with respect to interest paid to non-Israeli residents by an Israeli company may be reduced under an applicable tax treaty. To benefit from such reduced rate under an applicable tax treaty, such non-Israeli residents should file an Israeli tax return based on such lower rate.

An Israeli company paying interest on a similar note to a corporate entity will be subject to withholding tax in accordance with the applicable corporate tax rate for the year in which the interest is paid, such rate is currently 23%.

The aforementioned might only apply if Teva as a guarantor pays interest on the notes.

Original Issue Discount. For Israeli income tax purposes, any principal amount reflecting original issue discount is generally treated in the same manner as interest.

To the extent notes are redeemed by Teva as described under “Description of the Exchange Dollar Notes —Tax Redemption,” and “Description of the Exchange Euro Notes—Tax Redemption,” holders of notes will be required to present withholding tax exemption certificates issued by the Israeli Tax Authority to prevent withholding on account of Israeli taxes.

Teva, Teva Finance II and Teva Finance III have agreed to pay certain additional amounts in connection with withholding taxes or deductions that may be imposed by Israeli or Dutch authorities. See under “Description of the Exchange Dollar Notes —Additional Tax Amounts,” and “Description of the Exchange Euro Notes— Additional Tax Amounts.”

PLAN OF DISTRIBUTION

Each broker-dealer that receives Exchange Notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of Exchange Notes.

This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of Exchange Notes received in exchange for Original Notes if the Original Notes were acquired as a result of market-making activities or other trading activities.

We have agreed to make this prospectus, as amended or supplemented, available to any broker-dealer to use in connection with any such resale for a period of at least 180 days after the expiration date. In addition, until (90 days after the date of this prospectus), all broker-dealers effecting transactions in the Exchange Notes may be required to deliver a prospectus.

We will not receive any proceeds from any sale of Exchange Notes by broker-dealers. Exchange Notes received by broker-dealers for their own account pursuant to the exchange offer may be sold from time to time in one or more transactions:

•	in the over-the-counter market;

•	in negotiated transactions; or

•	through the writing of options on the Exchange Notes or a combination of such methods of resale.

These resales may be made:

•	at market prices prevailing at the time of resale;

•	at prices related to such prevailing market prices; or

•	at negotiated prices.

Any such resale may be made directly to purchasers or to or through brokers or dealers. Brokers or dealers may receive compensation in the form of commissions or concessions from any such broker-dealer or the purchasers of any such Exchange Notes. An “underwriter” within the meaning of the Securities Act includes:

•	any broker-dealer that resells Exchange Notes that were received by it for its own account pursuant to the exchange offer; or

•	any broker or dealer that participates in a distribution of such Exchange Notes.

Any profit on any resale of Exchange Notes and any commissions or concessions received by any persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that, by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.

For a period of not less than 180 days after the expiration of the exchange offer we will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any broker-dealer that requests those documents in the letter of transmittal. We have agreed to pay all expenses incident to performance of our obligations in connection with the exchange offer, other than commissions or concessions of any brokers or dealers. We will indemnify the holders of the Exchange Notes (including any broker-dealers) against certain liabilities, including liabilities under the Securities Act, and will contribute to payments that they may be required to make as a result thereof.

LEGAL MATTERS

Certain legal matters with respect to United States and New York law with respect to the validity of the Exchange Notes will be passed upon for the Issuers by Kirkland & Ellis LLP, New York, New York. Certain legal matters with respect to Israeli law with respect to the validity of the Exchange Notes will be passed upon for Teva by Tulchinsky Stern Marciano Cohen Levitski & Co., Israel. Certain legal matters with respect to Dutch law will be passed upon for the Issuers by Van Doorne N.V., Netherlands.

EXPERTS

The financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in management’s report on internal control over financial reporting) incorporated in this prospectus by reference to the Annual Report on Form 10-K of Teva Pharmaceutical Industries Limited for the year ended December 31, 2017, have been so incorporated in reliance on the reports of Kesselman & Kesselman, an independent registered public accounting firm in Israel and a member of PricewaterhouseCoopers International Limited, given on the authority of said firm as experts in auditing and accounting.

Exchange Offer for

Teva Pharmaceutical Finance Netherlands III B.V.

$1,250,000,000 6.000% Senior Notes due 2024

$1,250,000,000 6.750% Senior Notes due 2028

Teva Pharmaceutical Finance Netherlands II B.V.

€700,000,000 3.250% Senior Notes due 2022

€900,000,000 4.500% Senior Notes due 2025

PROSPECTUS

April 19, 2018

We have not authorized any dealer, salesperson or other person to give any information or represent anything to you other than the information contained in this prospectus. You may not rely on unauthorized information or representations.

This prospectus does not offer to sell or ask for offers to buy any of the securities in any jurisdiction where it is unlawful, where the person making the offer is not qualified to do so, or to any person who cannot legally be offered the securities.

The information in this prospectus is current only as of the date on its cover, and may change after that date. For any time after the cover date of this prospectus, we do not represent that our affairs are the same as described or that the information in this prospectus is correct, nor do we imply those things by delivering this prospectus or selling securities to you.

Until July 18, 2018, all dealers that effect transactions in these securities, whether or not participating in the exchange offer may be required to deliver a prospectus. This is in addition to the dealers’ obligations to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.